UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Official Payments Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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OFFICIAL PAYMENTS HOLDINGS, INC.
Keith S. Omsberg 3550 Engineering Drive, Suite 400
Corporate Secretary Norcross, Georgia 30092
 February 19, 2013
Dear Shareholder:
You are invited to attend the Annual Meeting of Shareholders of Official Payments Holdings, Inc. ("OPAY") on Thursday, March 21, 2013 at 10:00 a.m. Eastern Time at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Blvd., Norcross, Georgia 30092.
We consider the votes of all shareholders important, no matter how many or how few shares you may own.  Regardless of whether you plan to attend the annual meeting, we encourage you to submit your proxy promptly, following the instructions on the enclosed proxy card.  You may submit your proxy by telephone, by Internet, or by mail.
At the annual meeting, shareholders will elect directors, consider an advisory vote on executive compensation, and vote on the ratification of the selection of Official Payments' independent registered public accounting firm, in each case as described in the enclosed proxy materials.  We will also report on OPAY's business.  Shareholders will have an opportunity to ask relevant questions.
Only shareholders of record at the close of business on February 5, 2013 are entitled to notice of, to attend, and to vote at the annual meeting.
Your vote is extremely important.  If you have questions or require any assistance with voting your shares, please call our proxy solicitor, Phoenix Advisory Partners, toll-free at (877) 478-5038.
By Order of the Board of Directors,
Keith S. Omsberg
Corporate Secretary
Norcross, Georgia
 February 19, 2013

OFFICIAL PAYMENTS HOLDINGS, INC.
3550 Engineering Drive, Suite 400
Norcross, Georgia 30092
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF OFFICIAL PAYMENTS HOLDINGS, INC.
TIME:	10:00 a.m. Eastern Time on Thursday, March 21, 2013
PLACE:	Hilton Atlanta Northeast, 5993 Peachtree Industrial Blvd., Norcross, Georgia 30092
ITEMS OF BUSINESS:
(1)            To elect seven directors;
(2)            Advisory vote to approve executive compensation;
(3)      To vote on the ratification of the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013;
(4)            To transact other business properly coming before the meeting.

WHO CAN VOTE:	You can vote if you were a shareholder of record at the close of business on February 5, 2013.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on March 21, 2013. The proxy statement and OPAY's Annual Report on Form 10-K for fiscal year 2012, as amended, are available electronically at www.proxyvote.com.  Directions to the meeting are provided on page 55 of this proxy statement.
Our Board of Directors has nominated for election as directors the seven persons named in Proposal One in the proxy statement accompanying this Notice.  We believe that these individuals have the independence, knowledge, and commitment to deliver value for OPAY and its shareholders.
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE BOARD'S NOMINEES ON THE ENCLOSED PROXY CARD.
Keith S. Omsberg
Corporate Secretary
February 19, 2013

Table of Contents
INFORMATION ABOUT THE PROXY MATERIALS AND OUR 2013 ANNUAL MEETING OF SHAREHOLDERS	1
GENERAL INFORMATION	1
1. WHO IS MAKING THIS SOLICITATION?	1
2. WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?	1
3. WHEN AND WHERE IS THE ANNUAL MEETING?	1
4. WHAT PROPOSALS ARE BEING PRESENTED FOR SHAREHOLDER VOTE AT THE ANNUAL MEETING?	1
5. WHAT OTHER MATTERS MAY ARISE AT THE ANNUAL MEETING?	2
6. WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL MEETING?	2
7. WHAT DO I NEED FOR ADMISSION TO THE ANNUAL MEETING?	2
8. HOW CAN I FIND OPAY'S PROXY MATERIALS AND ANNUAL REPORT ON THE INTERNET?	3
9. WHOM SHOULD I CALL IF I HAVE QUESTIONS OR NEED ADDITIONAL COPIES OF THE PROXY MATERIALS?	3
VOTING MECHANICS	3
10. WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?	3
11. WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?	3
12. HOW CAN I VOTE MY SHARES OF COMMON STOCK?	3
13. HOW CAN I REVOKE A PROXY OR CHANGE MY VOTING INSTRUCTIONS?	4
14. WILL MY SHARES BE VOTED IF I DO NOT PROVIDE INSTRUCTIONS TO MY BROKER?	4
15. WHO WILL COUNT THE VOTES?	4
VOTING INFORMATION	5
16. WHAT ARE THE VOTING CHOICES WHEN VOTING ON PROPOSAL ONE, THE ELECTION OF DIRECTORS?	5
17. WHAT VOTE IS NEEDED TO ELECT THE DIRECTORS?	5
18. WHAT ARE THE VOTING CHOICES WHEN VOTING ON PROPOSAL TWO, THE ADVISORY VOTE ON EXECUTIVE COMPENSATION?	5
19. WHAT VOTE IS NEEDED TO APPROVE PROPOSAL TWO, THE ADVISORY VOTE ON EXECUTIVE COMPENSATION?	6
20. WHAT ARE THE VOTING CHOICES WHEN VOTING ON PROPOSAL THREE, THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?	6
21. WHAT VOTE IS NEEDED TO RATIFY THE SELECTION OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?	6
22. HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?	6
23. WHAT IF A QUORUM IS NOT PRESENT AT THE MEETING?	6
24. WHAT IF I RETURN MY PROXY CARD BUT DO NOT GIVE VOTING INSTRUCTIONS?	6
25. WHAT IF OTHER MATTERS ARE VOTED ON AT THE MEETING?	7
26. WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?	7
27. WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?	7
PROPOSAL ONE: ELECTION OF DIRECTORS	8
PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION	12
PROPOSAL THREE: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	14
STOCK OWNERSHIP	15
- i -

- ii -

OFFICIAL PAYMENTS HOLDINGS, INC.
3550 Engineering Drive, Suite 400
Norcross, Georgia 30092
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 21, 2013
This proxy statement is furnished in connection with the solicitation by the Board of Directors of Official Payments Holdings, Inc., a Delaware corporation ("OPAY," the "Company," "we," "us," or "our"), of proxies for use in voting at the 2013 Annual Meeting of Shareholders to be held at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Blvd., Norcross, Georgia 30092, on March 21, 2013 at 10:00 a.m., local time, and any adjournment or postponement thereof.  On or about February 19, 2013, we began mailing this proxy statement, the enclosed proxy card, and the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as amended, to shareholders entitled to vote at the annual meeting.
INFORMATION ABOUT THE PROXY MATERIALS AND OUR 2013 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
1.	WHO IS MAKING THIS SOLICITATION?
The Board of Directors, or Board, is soliciting your proxy for use at the Annual Meeting of Shareholders of OPAY or at any adjournment or postponement of the annual meeting.  The Board is providing these proxy solicitation materials to give you information for use in determining how to vote in connection with the annual meeting.
2.	WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information.  Our Annual Report on Form 10-K for the year ended September 30, 2012, as amended, which includes our audited consolidated financial statements, is also enclosed.
3.	WHEN AND WHERE IS THE ANNUAL MEETING?
The Annual Meeting of Shareholders of OPAY will be held on March 21, 2013 at 10:00 a.m. Eastern Time, at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Blvd., Norcross, Georgia 30092.  Directions are provided on page 55.
4.	WHAT PROPOSALS ARE BEING PRESENTED FOR SHAREHOLDER VOTE AT THE ANNUAL MEETING?
Three proposals are scheduled for voting at the annual meeting:
PROPOSAL ONE.  Election of Directors:
THE BOARD RECOMMENDS THAT YOU VOTE FOR ITS NOMINEES — CHARLES W. BERGER, MORGAN P. GUENTHER, JAMES C. HALE, ALEX P. HART, DAVID A. POE, ZACHARY F. SADEK, AND KATHERINE A. SCHIPPER — FOR SERVICE UNTIL OPAY'S NEXT ANNUAL MEETING AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED.

You can find information about Proposal One, including information about the Board's nominees, beginning on page 8.  You can find information about the Board, its committees, and other related matters, beginning on page 18, and information about director compensation beginning on page 50.
PROPOSAL TWO.  Advisory Vote to Approve Executive Compensation:
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.
You can find information about Proposal Two beginning on page 12.
PROPOSAL THREE.  Ratification of Selection of Ernst & Young, LLP:
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2013.
You can find information about Proposal Three beginning on page 14, and information about Official Payment's relationship with Ernst & Young, LLP beginning on page 52.
We will also consider any other business that properly comes before the annual meeting.
5.	WHAT OTHER MATTERS MAY ARISE AT THE ANNUAL MEETING?
We do not know of any other matters that will come before the shareholders at the annual meeting.  The Chairman of the annual meeting may refuse to allow presentation of a proposal or a nomination for the Board if the proposal or nomination was not properly submitted.  The requirements for properly submitting proposals and nominations for this year's annual meeting were described in our proxy statement for the 2012 annual meeting and are similar to those described on page 53 for next year's meeting.
6.	WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL MEETING?
OPAY is making this solicitation of proxies and will bear all related costs.  We will conduct the solicitation by mail, personally, telephonically, through the Internet, or by facsimile through our officers, directors, and employees, none of whom will receive additional compensation for assisting with the solicitation.  We may also solicit shareholders through press releases issued by the Company, advertisements in periodicals, and postings on the Company's website.  We have also retained Phoenix Advisory Partners, or Phoenix, to assist in the solicitation of proxies, for a fee estimated to be approximately $5,500 plus out-of-pocket expenses. In addition, we have agreed to indemnify Phoenix against certain liabilities arising out of or in connection with the engagement.  Phoenix has advised us that approximately 10 of its employees will be involved in the proxy solicitation by Phoenix on behalf of OPAY.
7.	WHAT DO I NEED FOR ADMISSION TO THE ANNUAL MEETING?
You are entitled to attend the annual meeting only if you are a shareholder of record or a beneficial owner of OPAY stock as of the close of business on February 5, 2013, or you hold a valid proxy for the annual meeting.  If you are the shareholder of record, your name will be verified against the list of shareholders of record prior to your admittance to the annual meeting.  You should be prepared to present photo identification for admission.  If you hold your shares in street name, you should provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned OPAY common stock as of the record date, a copy of the voting instruction card provided by your broker, bank, or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission.  If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.
8.	HOW CAN I FIND OPAY'S PROXY MATERIALS AND ANNUAL REPORT ON THE INTERNET?
Our proxy statement and Annual Report on Form 10-K for fiscal year 2012, as amended, are available electronically at www.proxyvote.com.
9.	WHOM SHOULD I CALL IF I HAVE QUESTIONS OR NEED ADDITIONAL COPIES OF THE PROXY MATERIALS?
If you have questions, require any assistance with voting your shares, or need additional copies of this proxy statement, please call our proxy solicitor, Phoenix, toll-free at (877) 478-5038.
VOTING MECHANICS
10.	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
Only holders of record of shares of our common stock at the close of business on February 5, 2013, or the record date, are entitled to vote at the annual meeting, or at adjournments or postponements of the annual meeting.  As of the record date there were 16,716,029 shares of our common stock outstanding and entitled to vote.
Except in connection with Proposal One (the election of directors), each share of common stock is entitled to one vote for each matter to be voted on at the annual meeting.  In connection with the election of directors, each share is entitled to seven votes, one vote for each board seat that is being elected.  The holders of a majority of the shares of common stock outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting.  Abstentions and broker non-votes will be counted towards a quorum.
11.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?
The record date is February 5, 2012.  Holders of common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting (unless after an adjournment a new record date is fixed for the adjourned meeting).
12.	HOW CAN I VOTE MY SHARES OF COMMON STOCK?
If you are a record holder of our common stock, there are four ways to vote for the Board's nominees and on the other matters as set forth in this proxy statement:
•	Telephone: Follow the instructions for proxy authorization by telephone on your proxy card; OR

•	Mail: Mark, sign, and date your proxy card and return it to: Official Payments Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; OR

•	In Person: Sign and submit a ballot during the 2013 Annual Meeting of Shareholders on March 21, 2013 at 10:00 a.m. Eastern Time; OR

•	Internet: Follow the instructions for Internet proxy authorization on your proxy card.

If you deliver a properly executed written proxy, or submit a properly completed proxy by telephone or by Internet, that proxy will be voted at the annual meeting in accordance with the directions given in the proxy, unless you revoke the proxy before the annual meeting.  The proxies also may be voted at any adjournments or postponements of the annual meeting.
If the shares you own are held in "street name," through a bank or broker, your bank or broker is required to vote your shares according to your instructions.  In order to vote your shares, you will need to follow the directions your bank or broker provides you.  Many banks and brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or broker on your voting instruction form.  To be able to vote your shares held in street name in person at the meeting, you will need to obtain a valid proxy from the record holder.
If you want to specify how your votes are cumulated you must do so in writing with a proxy card or, if you are a record holder of OPAY stock or have obtained a valid proxy from the record holder, in person at the annual meeting.
13.	HOW CAN I REVOKE A PROXY OR CHANGE MY VOTING INSTRUCTIONS?
If you are a stockholder of record, you can revoke a proxy before the close of voting at the annual meeting by:
•	Giving written notice to OPAY's Corporate Secretary at 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092;

•	Submitting a new proxy card bearing a date later than your last proxy card;

•	Following the instructions for Internet proxy authorization that appear on the proxy card;

•	Following the instructions that appear on the proxy card for proxy authorization by telephone; or

•	Attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, revoke a proxy.

If your shares are held in "street name," through a bank or broker, your bank or broker should provide you with appropriate instructions for revoking your proxy.
14.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE INSTRUCTIONS TO MY BROKER?
If you are the beneficial owner of shares held in "street name" through a bank or broker, the bank or broker is required to vote those shares in accordance with your instructions.  If you do not give instructions to the bank or broker, the bank or broker will be entitled to vote the shares with respect to "discretionary" proposals but will not be permitted to vote the shares with respect to "non-discretionary" proposals (those shares are treated as "broker non-votes").  Proposal One (the election of directors) and Proposal Two (the advisory vote on executive compensation) are each non-discretionary proposals.  Proposal Three (ratification of independent outside accounting firm) is a discretionary proposal. As a result, if your shares are held in "street name" and you do not provide instructions as to how your shares are to be voted on Proposals One and Two, your bank or broker will not be able to vote your shares with respect to those proposals.  We urge you to provide instructions to your bank or broker so that your votes may be counted on these important matters.
15.	WHO WILL COUNT THE VOTES?
A representative of American Election Services LLC, an independent voting services company, will tabulate the votes and act as Inspector of Elections.

VOTING INFORMATION
16.	WHAT ARE THE VOTING CHOICES WHEN VOTING ON PROPOSAL ONE, THE ELECTION OF DIRECTORS?
Shareholders may use the enclosed proxy card to:
•	Vote FOR (in favor of) all of the Board's nominees;
•	WITHHOLD votes from all nominees;
•	WITHHOLD votes from specific Board nominees; or
•	Provide instructions for cumulating votes for one or more specific Board nominees.
17.	WHAT VOTE IS NEEDED TO ELECT THE DIRECTORS?
Directors will be elected by the affirmative vote of a plurality of votes cast by shareholders entitled to vote on the matter, which means that the seven director nominees with the highest number of affirmative votes will be elected.
Under OPAY's certificate of incorporation, shareholders have the right to cumulate their votes at the 2013 annual meeting.  This means that a shareholder has the right to give any one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares the shareholder would otherwise be entitled to vote, or to distribute such votes among as many nominees (up to the number of persons to be elected) as the shareholder may wish.  Shareholders may specify how their votes are to be cumulated with respect to the Board's nominees by giving instructions on the enclosed form of proxy as to how the votes are to be cumulated or, if the shareholder is a record holder or has obtained a valid proxy from the record holder, by voting in person at the annual meeting.
Unless you specify how your votes are to be cumulated among the Board's nominees, the proxy solicited by the Board authorizes the proxies named on the proxy card to cumulate votes that you are entitled to cast at the annual meeting in connection with the election of directors; provided that the proxies will not cumulate votes for any nominee from whom you have withheld authority to vote.  To specify different directions with regard to cumulative voting, including to direct that the proxy holders cumulate votes with respect to a specific Board nominee or nominees, you must mark the appropriate box on the front of the proxy card and write your instructions on the reverse side.
Abstentions and broker non-votes will not be counted as votes for or against a nominee, and therefore, will have no effect on the outcome of the election.
18.	WHAT ARE THE VOTING CHOICES WHEN VOTING ON PROPOSAL TWO, THE ADVISORY VOTE ON EXECUTIVE COMPENSATION?
Shareholders may:
•	Vote FOR (in favor of) the proposal;
•	Vote AGAINST the proposal; or
•	ABSTAIN from voting on the proposal.

19.	WHAT VOTE IS NEEDED TO APPROVE PROPOSAL TWO, THE ADVISORY VOTE ON EXECUTIVE COMPENSATION?
Proposal Two, the advisory vote on executive compensation, will be approved if it receives the affirmative vote of a majority of the shares voting on the matter.  Abstentions and shares not voted by brokers will not be counted as votes cast on Proposal Two and will have no effect on the outcome of vote on this proposal.
The vote on Proposal Two is advisory and non-binding in nature, but our Compensation Committee and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions.
20.	WHAT ARE THE VOTING CHOICES WHEN VOTING ON PROPOSAL THREE, THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?
Shareholders may:
•	Vote FOR (in favor of) the ratification;
•	Vote AGAINST the ratification; or
•	ABSTAIN from voting on the ratification.
21.	WHAT VOTE IS NEEDED TO RATIFY THE SELECTION OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?
The selection of the independent registered public accounting firm will be ratified if it receives the affirmative vote of a majority of the shares voting on the matter.  Abstentions and shares not voted by brokers will not be counted as votes cast on Proposal Three and will have no effect on the outcome of this proposal.
22.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?
A majority of the shares of common stock outstanding and entitled to vote at the annual meeting that are either present in person or represented by proxy will constitute a quorum for the annual meeting.  Abstentions and broker non-votes are included in determining whether a quorum is present.
23.	WHAT IF A QUORUM IS NOT PRESENT AT THE MEETING?
If a quorum is not present at the scheduled time of the annual meeting, we may adjourn the meeting, either with or without the vote of the shareholders.  If we propose to have the shareholders vote whether to adjourn the meeting, the proxyholders will exercise their discretion to vote all shares for which they have authority in favor of the adjournment.
24.	WHAT IF I RETURN MY PROXY CARD BUT DO NOT GIVE VOTING INSTRUCTIONS?
If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board.  The Board recommends a vote FOR the election of the seven director nominees named in this Proxy Statement, FOR Proposal Two, the advisory vote on executive compensation, and FOR Proposal Three, the ratification of the selection of Ernst & Young, LLP as Official Payments' independent registered public accounting firm for 2013.  Unless you specify how your votes are to be cumulated among the Board's nominees, the proxy card authorizes the proxies named on the card to cumulate votes that you are entitled to cast at the annual meeting at their discretion among the Board's nominees in connection with the election of directors.
25.	WHAT IF OTHER MATTERS ARE VOTED ON AT THE MEETING?
If any other matters are properly presented at the meeting for consideration, the persons named as proxies in the enclosed proxy card will have discretion to vote on those matters for you.  On the date we filed this Proxy Statement with the Securities and Exchange Commission, the Board did not know of any other matter to be raised at the meeting.
26.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?
If your shares are registered differently or are held in more than one account, you will receive a proxy card or voting instruction card for each account.  To ensure that all of your shares are voted, please use all the proxy cards and voting instruction cards you receive to submit your proxy for your shares by telephone or by Internet or complete, sign, date, and return a proxy card or voting instruction card for each account.
27.	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
OPAY will publish preliminary results of the voting, or final results of the voting (if such final results are known), in a current report on Form 8-K within four business days of the annual meeting.  If we report preliminary results, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.  You will be able to read and print a copy of the Form 8-K and, if applicable, the amended Form 8-K, on our website, www.OPAY.OfficialPayments.com, by choosing Investor Relations, Financial Information, and SEC Filings.  You will also be able find the report by searching the SEC EDGAR filings at http://www.sec.gov.

PROPOSAL ONE:  ELECTION OF DIRECTORS
Overview
The Board of Directors has nominated the seven individuals named below for election to the Board at the annual meeting.  The Board believes that, with the exception of our CEO, Alex P. Hart, each of these nominees is "independent" under Nasdaq rules.  Each was recommended for election by the Governance and Nominating Committee, which is composed entirely of independent directors, and each was approved by the Board.
Nominees
The Board's nominees for election at the annual meeting are:
Charles W. Berger
Age:  59—Director since:  January 2002
Recent Business Experience:  Since August 2010 Mr. Berger has served as Chairman and Chief Executive Officer of ParAccel, Inc., a provider of analytical technology services.  Mr. Berger was our interim Chief Executive Officer from June 2010 through August 2010.  He served as Chief Executive Officer of DVDPlay, Inc., a manufacturer and operator of DVD rental kiosks, from April 2006 through DVDPlay's acquisition by NCR Corporation in December 2009, and was Chairman of the Board of DVDPlay from December 2001 through the acquisition.  From March 2003 through September 2005, Mr. Berger served as President, Chief Executive Officer, and a director of Nuance Communications, Inc., a publicly traded company that developed and marketed speech recognition software.  In September 2005, Nuance Communications merged with Scansoft, Inc.  Mr. Berger has also served as the managing director of Volatilis, LLC, a private investment and aviation services firm, since its founding in June 2001.  Mr. Berger was also a director of SonicWALL, Inc., a publicly traded manufacturer of computer network security applications, from December 2004 through SonicWall's acquisition by an investor group led by Thoma Bravo, LLC in July 2010.  Mr. Berger also serves on the Board of Directors and as Trustee for the United States Naval Memorial and is a Trustee and member of the Investment Committee for Bucknell University.
We believe that Mr. Berger's qualifications to sit on our Board of Directors include his 32 years of experience in the technology industry.  Mr. Berger also has significant experience in the banking and financial industry, and experience as a director of publicly traded technology companies.
Morgan P. Guenther
Age:  59—Director since:  August 1999
Recent Business Experience:  Since June 2010 Mr. Guenther has served as President and Chief Executive Officer of Next Issue Media, LLC, a technology and content  management platform owned by leading global publishers and formed to develop, market and deliver paid premium content to consumers via tablets, smartphones, netbooks and other connected devices. From April 2009 to June 2010, Mr. Guenther served as a private consultant to technology companies.  Mr. Guenther served as Chairman and Chief Executive Officer of Airplay Network, Inc., a wireless entertainment services company, from May 2005 through April 2009.  From February 2003 to April 2005, he served as a private consultant to technology companies.  From October 2001 through January 2003, Mr. Guenther served as President of TiVo, Inc., a creator of digital video recording services.  From June 1999 through October 2001, Mr. Guenther served as Vice President of Business Development and Senior Vice President of Business Development and Revenue Operations at TiVo.  Mr. Guenther also serves as a board member for Integral Development Corp., a provider of electronic capital markets trading solutions.  Prior to joining TiVo, Mr. Guenther was a partner in the corporate and corporate finance group of Paul Hastings, an international law firm.

We believe that Mr. Guenther's qualifications to sit on our Board of Directors include his 13 years of executive management experience in the technology, wireless and digital media industries, his depth of expertise in areas of governance, finance and operations, and significant experience as a director of technology companies.
James C. Hale
Age: 60—Director since: April 2011
Recent Business Experience:  Since August 1998, Mr. Hale has been a founding partner of FTV Capital and its predecessor firm, FT Ventures. Mr. Hale served as managing partner of the firm from 1998 through 2007. Before establishing FTV Capital, Mr. Hale was a Senior Managing Partner at Montgomery Securities, where he founded the financial services corporate finance practice. Mr. Hale currently serves on the boards of directors of the State Bank of India (California), a California state chartered bank, Public Radio International, a media company, and LOYAL3 Holdings, Inc., a capital markets software company, and on the investment committee of St. Ignatius College Preparatory, San Francisco, a college preparatory school. He was a director of ExlService Holdings, Inc., a publicly traded business process outsourcing company, from November 2002 through December 2006, and has served on the boards of several private technology companies.
We believe that Mr. Hale's qualifications to sit on our Board of Directors include his more than 31 years of experience in the payments, financial services, and technology industries, his expertise in finance, and his experience as a corporate director, including with payments and technology companies, and his leadership of audit committees.
Alex P. Hart
Age: 50—Director since: August 2010
Recent Business Experience:  Mr. Hart has served as our Chief Executive Officer and as a member of our Board of Directors since August 2010.   From September 2009 to August 2010 Mr. Hart served as President of the Fuelman Fleet Cards business unit of Fleetcor Technologies, Inc., a provider of specialized payment products and services to commercial fleets, major oil companies and petroleum marketers.  From May 2007 to April 2008, Mr. Hart served as Executive Vice President and General Manager of Electronic Banking Services for CheckFree Corporation, a provider of financial electronic commerce products and services.  From January 2001 through October 2002 Mr. Hart served as President of Corillian Corporation, a provider of online banking and bill payment software and services, and as President and Chief Executive Officer of Corillian from October 2002 through Corillian's acquisition by CheckFree in May 2007.
We believe that Mr. Hart's qualifications to sit on our Board of Directors include his 24 years of experience in the banking and electronic billing and payment processing services, expertise in payments strategy, and executive management experience.
David A. Poe
Age:  64—Director since:  October 2008
Recent Business Experience:  Since April 2008, Mr. Poe has served as Senior Director of Edgar, Dunn & Company, an independent global financial services and payments consultancy.   From March 1998 to May 2008, Mr. Poe served as Chief Executive Officer of Edgar, Dunn & Company and as a consultant and director from March 1980 to March 1998.  Prior to Edgar, Dunn & Company Mr. Poe was a certified public accountant with Deloitte, Touche & Company.  Mr. Poe currently serves as Chairman of the Advisory Board for the Bank of San Francisco, and Chairman of the Board of Geothermal Engineering Ltd., a privately held UK company, and is a member of the board of directors of the University of Idaho

Foundation.  In addition, he has served on the board of directors of several private technology companies.
We believe that Mr. Poe's qualifications to sit on our Board of Directors include his 32 years of experience in the financial services and technology industries, including experience in strategic consulting with Fortune 1000 companies regarding payments-related issues, his expertise in payments strategy, data security, and operations, and his experience as a director of financial services and technology companies.
Zachary F. Sadek
Age: 33 – Director since: March 2009
Recent Business Experience:  Mr. Sadek serves as Principal of PCap Managers LLC, an affiliate of Parthenon Capital Partners, a private equity firm, and since June 2004 has been employed as an investment professional by affiliates of Parthenon Capital Partners.  From June 2002 to June 2004, Mr. Sadek was an investment banker with Dresdner Kleinwort Wasserstein, an investment banking firm.  Mr. Sadek currently serves as a board member for Merchant Warehouse.com Holdings, LLC, and PCP IWP Holdings LLC, and has previously served as a board member of several technology and services companies.
We believe that Mr. Sadek's qualifications to sit on our Board of Directors include his 10 years of experience in the investment and capital markets, expertise in financing, and experience as a director with two other technology services companies including service on audit and compensation committees.
Katherine A. Schipper
Age: 63— Director since: April 2011
Recent Business Experience: Since July 2006, Ms. Schipper has been Professor of Accounting at Duke University's Fuqua School of Business. Ms. Schipper was a Board member of the Financial Accounting Standards Board from September 2001 through June 2006. She was an editor of the Journal of Accounting Research from 1985 to 1999 and has also held editorial board positions with the Journal of Accounting and Economics, The Accounting Review, Accounting Horizons, the Journal of Business, Finance and Accounting, the Review of Accounting Studies, and the Contemporary Journal of Accounting and Economics. She has served on the Board of Trustees of the University of Dayton since 2005. In August 2007, Ms. Schipper was inducted into the Accounting Hall of Fame.
We believe that Ms. Schipper's qualifications to sit on our Board of Directors include her more than 31 years of experience with financial accounting and reporting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
EACH NOMINEE NAMED ABOVE.

Additional information
Each nominee has consented to serve if elected and our Board has no reason to believe that any nominee will be unable to serve, if elected.  Each director elected will serve until the next annual meeting and until his successor is elected and qualified, or until his earlier death, resignation, or removal.
Subject to the discussion of cumulative voting and discretionary voting above, shares represented by proxies will be voted, if authority to do so is not withheld, for the election of the nominees named above.  In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Governance and Nominating Committee may propose.  Proxies cannot be voted for a greater number of persons than the number of nominees named.

Additional information about our corporate governance, including independence, appears below beginning on page 18.

PROPOSAL TWO:  ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.  This proposal, which is commonly referred to as "say-on-pay," is provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, or the Exchange Act.
Our Board is asking shareholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables, and any related material disclosed in this proxy statement, is hereby approved.
The sections of this proxy statement entitled "Compensation Discussion and Analysis" and "Executive Compensation", which begin on page 28 and 39, respectively, describe in detail our executive compensation programs and the decisions made by the Compensation Committee and the Board concerning executive compensation with respect to the fiscal year ended September 30, 2012.
As you cast your vote on Proposal Two, we ask that you consider the following key features of our executive compensation program:
•
A principal focus of the Compensation Committee is our incentive programs, both annual and long-term.  Our management incentive plan, or MIP, is intended to incentivize and reward performance over a 1-year period.  Under the plan approved by the Compensation Committee in November 2011, no executive officer would receive payment under the MIP unless the Company met or exceeded its threshold target of financial performance in fiscal year 2012.  During fiscal year 2012, the Company exceeded the "stretch" level of financial performance specified in the 2012 MIP, and each executive officer received a payout under that plan for fiscal year 2012.  By contrast, in fiscal year 2011, the Company did not achieve the threshold level of financial performance specified in our management incentive plan for that year, and none of our executive officers received a payment under that plan for that year.

•
The Compensation Committee considered our incentive programs with a view towards achieving the objectives of attracting, retaining, and motivating talented employees, supporting business strategies that promote sustained growth and development, rewarding the achievement of business results through performance-based incentive programs, and linking executives' goals and interests with the interests of our shareholders by tying a portion of executive compensation to our stock.  The Compensation Committee retained an independent compensation consultant, Compensia, Inc. ("Compensia") to assist it in determining the design of the management incentive plan and long-term incentives.  Our long-term incentive compensation program is structured such that executives realize value from their equity awards only if our stock price appreciates over the term of the awards.

•
Based on information provided by Compensia, the Compensation Committee believes that the total cash compensation (defined as the base salary and the bonus opportunity) for each of our executive officers remained at approximately the 50th percentile, relative to compensation at the comparable companies for which Compensia provided data.

•
Our employment agreements with our current executive officers, and our Change in Control Equity Vesting Acceleration Plan, provide for a "double trigger" structure for payments in connection with a change of control of OPAY, which means an executive officer will not receive a "change of control" payment unless both (i) a change in control occurs and (ii) the executive's employment terminates for cause or good reason within a year of the change of control.

We encourage you to review our Compensation Discussion and Analysis beginning on page 28 for additional discussion of these matters.  We believe these features demonstrate our commitment to performance-based compensation and sound executive compensation practices, and accordingly recommend that you cast your vote FOR Proposal Two.
As an advisory vote, this proposal is not binding.  The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committee thereof).  However, our Compensation Committee and Board value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
At our 2011 Annual Meeting of Stockholders held on April 7, 2011, our shareholders indicated their preference for an advisory vote on the compensation of our named executive officers to be held annually, which annual frequency was also the recommendation of our Board.  Our Board subsequently determined that we will hold an advisory vote on the compensation of our named executive officers on an annual basis until the next required vote on the frequency of such advisory votes, or until the Board otherwise determines that a different frequency for such votes is in the best interests of our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL TWO.

PROPOSAL THREE:  RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee selected Ernst & Young, LLP, or Ernst & Young, as our independent registered public accounting firm for fiscal year 2013, subject to ratification by our shareholders at the annual meeting.  Representatives of Ernst & Young are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Shareholder ratification of the selection of Ernst & Young as our independent registered public accounting firm is not required by our Bylaws or otherwise.  However, the Audit Committee is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection of Ernst & Young, the Audit Committee will reconsider whether to retain that firm.  Even if the selection of Ernst & Young is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Official Payments and our shareholders.
Additional information about Official Payment's relationship with Ernst & Young appears beginning on page 52.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL THREE.

STOCK OWNERSHIP
Directors and Executive Officers
The following table sets forth certain information regarding the ownership of our common stock as of January 18, 2013 by: (i) each director and director nominee; (ii) each of our named executive officers for fiscal year 2012 as identified in Item 11 above; and (iii) all executive officers and directors as a group.  Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.
	Common stock beneficially owned
Name of beneficial owner(1)	Total number of shares		Percent of class(2)
Alex P. Hart	289,583	(3)	1.7%
Charles W. Berger	75,100	(4)	*
Morgan P. Guenther	136,250	(5)	*
James C. Hale	14,000	(6)	*
Philip G. Heasley	21,102	(7)	*
David A. Poe	21,668	(8)	*
Zachary F. Sadek	1,799,321	(9)	10.8%
Katharine A. Schipper	—		*
Jeffrey W. Hodges	117,188	(10)	*
Sandip Mohapatra	93,647	(11)	*
Atul Garg	107,813	(12)	*
Keith S. Omsberg	122,021	(13)	*
Keith S. Kendrick	—	(14)	*

All directors and executive officers as a group (13 persons)	2,857,693	(15)	16.1%

*Less than 1%

(1)	Address: 3550 Engineering Drive, Norcross, Georgia 30092, unless otherwise specified.
(2)	The percentages shown are based on 16,712,279 shares of common stock outstanding as of January 18, 2013.
(3)	Consists entirely of shares issuable upon the exercise of options exercisable on or before March 18, 2013.
(4)	Includes 60,000 shares issuable upon the exercise of options exercisable on or before March 18, 2013.
(5)	Includes 120,000 shares issuable upon the exercise of options exercisable on or before March 18, 2013.
(6)	Consists entirely of shares owned.
(7)	Includes 10,002 shares issuable upon the exercise of options exercisable on or before March 18, 2013.
(8)	Includes 6,668 shares issuable upon the exercise of options exercisable on or before March 18, 2013
(9)
Address: c/o PCP Managers LLC, One Federal Street, Boston, Massachusetts 02110. Based solely on information contained in a Schedule 13D/A filed with the SEC on January 15, 2010 by Giant Investment, LLC, ("Giant"); Parthenon Investors II, L.P. ("Parthenon"); PCap Partners II, LLC ("PCap Partners"); PCap II, LLC ("PCap II"); John C. Rutherford; and Ernest K. Jacquet (collectively, the "Parthenon Group"). Parthenon is a managing member of Giant, PCap Partners is a general partner of Parthenon, and PCap II is a managing member of PCap Partners.  Giant directly beneficially owns 1,799,321 shares of common stock. As parents of Giant, Parthenon, PCap Partners and PCap II may be deemed to beneficially own their proportional interest in the shares of common stock directly and beneficially owned by Giant, comprising 1,748,401 shares of common stock. John C. Rutherford and Ernest K. Jacquet are control persons of various entities indirectly investing in Giant and may be deemed to beneficially own a proportional interest in the shares of common stock owned by Giant, comprising 1,799,321 shares of common stock.  In addition, Exhibit 99.2 to a Schedule 13D/A filed by the Parthenon Group on January 6, 2009 indicated that Mr. Sadek, as a Vice President of PCap Managers LLC, an affiliate of Giant, may be deemed to indirectly beneficially own all of the shares directly beneficially owned by Giant, but that Mr. Sadek disclaims any such beneficial ownership.

(10)	Consists entirely of shares issuable upon the exercise of options exercisable on or before March 18, 2013.
(11)	Includes 91,564 shares issuable upon the exercise of options exercisable on or before March 18, 2013.
(12)	Includes 107,813 shares issuable upon the exercise of options exercisable on or before March 18, 2013.
(13)	Includes 120,188 shares issuable upon the exercise of options exercisable on or before March 18, 2013.
(14)	Mr. Kendrick's employment with the Company terminated on September 30, 2012.
(15)	Includes 678,673 shares issuable upon the exercise of options exercisable on or before March 18, 2013.

Significant Stockholders
The following table lists certain persons known by OPAY to own beneficially more than five percent of OPAY's outstanding shares of common stock as of January 18, 2013.
	Common stock beneficially owned
Name of beneficial owner	Total number of shares	Percent of class(1)

Wells Fargo & Company (2)	2,503,481	15.0%
Giant Investment, LLC (3)	1,799,321	10.8%
Heartland Advisors, Inc. (4)	1,576,900	9.4%
Dimensional Fund Advisors LP (5)	1,305,508	7.8%
Kennedy Capital Management, Inc.(6)	848,343	5.1%
(1)	The percentages shown are based on 16,712,279 shares of common stock outstanding as of January 18, 2013.
(2)	Address: For Wells Fargo & Company, 420 Montgomery Street, San Francisco, California 94104; for Wells Capital Management Incorporated, 525 Market Street, 10th Floor, San Francisco, California 94105. Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2012 by Wells Fargo & Company and its subsidiary, Wells Capital Management Incorporated. This table reflects the shares of common stock owned by Wells Fargo & Company and Wells Capital Management Incorporated as of January 31, 2012.
(3)	Address: 265 Franklin Street, 18th Floor, Boston, Massachusetts 02110. Based solely on information contained in a Schedule 13D/A filed with the SEC on January 15, 2010 by Giant Investment, LLC, ("Giant"); Parthenon Investors II, L.P. ("Parthenon"); PCap Partners II, LLC ("PCap Partners"); PCap II, LLC ("PCap II"); John C. Rutherford; and Ernest K. Jacquet (collectively, the "Parthenon Group"). Parthenon is a managing member of Giant, PCap Partners is a general partner of Parthenon, and PCap II is a managing member of PCap Partners. Giant directly beneficially owns 1,799,321 shares of common stock. As parents of Giant, Parthenon, PCap Partners and PCap II may be deemed to beneficially own their proportional interest in the shares of common stock directly and beneficially owned by Giant, comprising 1,748,401 shares of common stock. John C. Rutherford and Ernest K. Jacquet are control persons of various entities indirectly investing in Giant and may be deemed to beneficially own a proportional interest in the shares of common stock owned by Giant, comprising 1,799,321 shares of common stock. In addition, Exhibit 99.2 to a Schedule 13D/A filed by the Parthenon Group on January 6, 2009 indicated that Mr. Sadek, who is a member of our Board of directors, may be deemed to indirectly beneficially own all of the shares directly beneficially owned by Giant due to his position as a Vice President of PCap Managers LLC, an affiliate of Giant, but that Mr. Sadek disclaims any such beneficial ownership.
(4)	Address: 789 North Water Street, Milwaukee, Wisconsin 53202. Based solely on information contained in a Schedule 13G/A filed with the SEC by Heartland Advisors, Inc. on February 10, 2012. This table reflects the shares of common stock that may be deemed beneficially owned by (1) Heartland Advisors, Inc., by virtue of its investment discretion and voting authority granted by certain clients, and (2) William J. Nasgovitz, by virtue of his control of Heartland Advisors, Inc., in each case as of December 31, 2010. Mr. Nasgovitz disclaims beneficial ownership of these shares.
(5)	Address: Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Based solely on information contained in a Schedule 13F filed with the SEC by Dimensional Fund Advisors LP ("Dimensional") on November 15, 2012. In its role as an investment advisor or manager to certain investment companies, trusts and accounts (the "Funds"), Dimensional possesses investment and/or voting power over the shares shown in the table above, and may be deemed to be the beneficial owner of such shares. However, all shares reported above are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares. This table reflects the shares of common stock deemed beneficially owned by Dimensional as of September 30, 2012.
(6)
Address: 10829 Olive Blvd., St. Louis, MO  63141.  Based solely on information contained in a Schedule 13G/A filed with the SEC by Kennedy Capital Management, Inc. (Kennedy) on February 14, 2012.  Kennedy has sole power to vote or to direct the vote of 826,210 shares and sole power to dispose or to direct the disposition of 848,343 shares.

Equity Compensation Plan Information
The following table provides information about the securities authorized for issuance under our equity compensation plan as of September 30, 2012:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrant and rights (in thousands)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (in thousands)
Equity compensation plans:
Approved by security holders	2,810	$6.08	1,272
Not approved by security holders	350	4.78	—
Total	3,160	$5.94	1,272
Shares shown in the table above that were not approved by stockholders consist of shares issuable pursuant to a Nonstatutory Stock Option Agreement for Inducement Grant entered into between OPAY and Alex P. Hart, our President and CEO, and pursuant to a Nonstatutory Stock Option Agreement for Inducement Grant entered into between OPAY and Jeffrey W. Hodges, our CFO.  The agreement with Mr. Hart grants him an option to purchase 100,000 shares of our common stock at an exercise price of $5.06, the closing price of the common stock as of August 16, 2010, the date of grant.  The agreement with Mr. Hodges grants him an option to purchase 250,000 shares of our common stock at an exercise price of $4.67, the closing price of the common stock as of June 13, 2011, the date of grant.  These options were granted to Messrs. Hart and Hodges as a material inducement to their accepting employment with us, pursuant to an exemption from Nasdaq's stockholder approval requirements.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of our common stock, to file with the Securities and Exchange Commission, or the SEC, initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock.  Officers, directors and holders of greater than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended September 30, 2012, our officers, directors, and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

CORPORATE GOVERNANCE MATTERS
Corporate Governance Documents
In November 2003, the Board adopted a Code of Ethics for our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer.  Effective May 4, 2004, we also adopted a Business Code of Conduct for all employees.  On May 6, 2010, we adopted our revised Corporate Governance Guidelines. On January 31, 2012, our Board adopted a revised version of the Business Code of Conduct for all employees.  Our Code of Ethics, Business Code of Conduct, and Corporate Governance Guidelines, as well as the charters for our Audit Committee, Compensation Committee, and Governance and Nominating Committee, are posted on the Investor relations section of our website.  Copies are also available, free of charge, upon request to the Company, delivered to Official Payments Holdings, Inc., Attention: Corporate Secretary, 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092.
Director Independence
Under Nasdaq rules, a director will only qualify as an "independent director" if, in the opinion of our Board, the person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  Our Board determined that each of its current directors other than Mr. Hart – that is, each of Charles W. Berger, Morgan P. Guenther, James C. Hale, Philip G. Heasley, David A. Poe, Zachary F. Sadek and Katherine A. Schipper– does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 5605(a)(2) of the Nasdaq Stock Market LLC Listing Rules.
Board Leadership Structure
The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer in any way that is in the best interests of OPAY at a given point in time.  Therefore, the Board does not have a policy on whether or not the role of the Chairman of the Board and Chief Executive Officer should be separate or combined and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee.  However, under OPAY's Corporate Governance Guidelines, if the Chief Executive Officer or another employee is the Chairman of the Board, the independent directors will designate a non-employee director to be Lead Director.  The responsibilities of Lead Director are specified in our Corporate Governance Guidelines.
We currently have a Chairman of the Board who is not our Chief Executive Officer.  We believe that this split leadership structure enhances the Board's ability to provide independent oversight of OPAY, provides greater opportunities for communication between shareholders and the Board, enhances the Board's independent and objective assessment of risk, provides an independent spokesman for our Company, and provides an experienced sounding board for our CEO.
The duties of our Chairman of the Board include the following:
•	Presiding at all meetings of the Board, including sessions of independent directors;
•	Facilitating communications between directors and the Chief Executive Officer;
•	Preparing or approving the agenda for each Board meeting;
•	Determining the frequency and length of Board meetings and recommending when special meetings of our Board should be held; and
•	Reviewing and, if appropriate, recommending action to be taken with respect to written communications from shareholders submitted to our Board.

Oversight of Risk
Our Board oversees our risk management processes directly and through its committees.  Our management is responsible for risk management on a day-day basis.  The role of our Board and its committees is to oversee the risk management activities of management.  They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices.  In general, our Board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure, and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and steps taken by management to monitor and control these risks, receives and considers reports from other committees on risk, and reports to the Board on risk exposures; our Compensation Committee oversees risk management activities relating to the our compensation policies and practices; our Governance and Nominating Committee oversees risk management activities relating to corporate governance; and our Data Security and Operational Risk Committee oversees risk management activities relating to data security and operational systems.  Each committee reports to the Audit Committee or full Board on a regular basis, including reports with respect to the committee's risk oversight activities as appropriate.  In addition, since risk issues often overlap, the full Board discusses risks identified by the Board committees.
Audit Committee Financial Expert
The Board has determined that at least two members of the Audit Committee, James C. Hale and Katherine A. Schipper, are each an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K, promulgated by the SEC.
Executive Sessions of Non-Management Directors
At each regularly scheduled meeting of the Board, time is set aside for the non-management directors to meet in an executive session without management present.  The Lead Director, independent Chairman of the Board, or, in their absence, the Chair of the Governance and Nominating or Audit Committee, preside at these meetings.
Service on Other Boards
Our Corporate Governance Guidelines provide that no director may serve on the board of directors of more than three public companies, in addition to our Board of Directors.
Board Evaluation
Our Corporate Governance Guidelines require our Board to conduct a self-evaluation at least annually to determine whether it and its members are functioning effectively.  The Governance and Nominating Committee oversees these evaluations.
Communication with Directors
Shareholders may communicate directly with Board members by writing to:  Official Payments Holdings, Inc., Board of Directors, c/o Corporate Secretary, 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092.  Each communication should specify the individual or group to be contacted.  We will receive and review the communications before distributing them to the specified individual or group.  Generally, we will not forward shareholder communications to directors that relate to an improper or irrelevant topic, or which request general information about OPAY.  All other shareholder communications will be forwarded to the director or directors to whom they are addressed.

Nomination of Director Candidates
The Governance and Nominating Committee will consider director nominees proposed by shareholders by following the same process, and applying the same criteria, as it follows for candidates submitted by others.  Shareholders can recommend an individual for directorship consideration by submitting the name of the individual for consideration together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made.  The information should be submitted to the Governance and Nominating Committee, c/o Corporate Secretary, Official Payments Holdings, Inc., at 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092.
Pursuant to our bylaws, shareholders of record on the date of the notice described in this section and on the record date for the determination of shareholders entitled to vote at the meeting have the right to nominate director candidates, without any action or recommendation on the part of the Governance and Nominating Committee or the Board, only if timely written notice in proper form of the intent to make a nomination at a meeting of shareholders is received by our corporate secretary at:  Official Payments Holdings, Inc., at 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092.  To be timely under our bylaws, the notice must be received by us at our principal executive offices not prior to December 21, 2013 and not later than January 20, 2014; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.  To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee as would be required to be included in a proxy statement made in connection with a solicitation of proxies for elections of directors pursuant to Regulation 14A of the Exchange Act.
In evaluating director candidates, including current members of the Board eligible for re-election, the Governance and Nominating Committee considers many factors, including the current size and composition of the Board and its committees; the need for a particular expertise; a candidate's understanding of marketing, finance, sales, and technology, and of our business and technology; a prospective nominee's experience, judgment, diversity, independence, and skills; and such other factors as the Governance and Nominating Committee may deem appropriate.  The Governance and Nominating Committee requires that any director candidate satisfy the following minimum qualifications:
•	financial literacy, demonstrated reputation for integrity, and the ability to exercise sound business judgment;
•	high personal and professional ethics;
•	understanding of the fiduciary responsibilities required as a member of the Board and the commitment, time, and ability to meet these responsibilities; and
•	an appropriate professional background providing an understanding of our technology, technology development, finance, sales, and marketing.
The Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints and seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board's deliberations and decisions.  In considering candidates for the Board, the Governance and Nominating Committee considers the entirety of each candidate's credentials in the context of these standards.

Certain Relationships and Related Transactions
Related Person Transaction Policy
The Board has adopted a written policy and procedures for review, approval, and ratification of transactions involving OPAY and "related persons".  Related persons include OPAY's executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest.  The policy covers any related person transaction exceeding $50,000 in which a related person had or will have a direct or indirect material interest.
Policies and Procedures for Review, Approval, or Ratification of Related Person Transactions
We use the following policies and procedures in connection with the review, approval, or ratification of related person transactions:
•	Any related person transaction proposed to be entered into by OPAY must be reported to our General Counsel.
•	The Governance and Nominating Committee shall review and approve all related person transactions, prior to effectiveness or consummation of the transaction, whenever practicable.
•
If the General Counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the Governance and Nominating Committee shall review and, in its discretion, may ratify the related person transaction at the next Governance and Nominating Committee meeting, or at the next meeting following the date that the related person transaction comes to the attention of the General Counsel; provided, however, that the General Counsel may present a related person transaction arising in the time period between meetings of the Governance and Nominating Committee to the Chair of the Governance and Nominating Committee, who shall review and may approve the related person transaction, subject to ratification by the Governance and Nominating Committee at its next meeting.

•
Previously approved transactions of an ongoing nature shall be reviewed by the Governance and Nominating Committee annually to ensure that such transactions have been conducted in accordance with the previous approval granted by the Governance and Nominating Committee, if any, and that all required disclosures regarding the related person transaction are made.

Standards for Review, Approval, or Ratification of Related Person Transactions
The Committee reviews, approves, or ratifies a related party transaction primarily based on the following standards:
•	the related person's interest in the transaction, the dollar value of the amount involved, and the dollar value of the amount of the related person's interest, without regard to profit or loss;
•	whether the transaction was undertaken in the ordinary course of business;
•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;
•	the purpose of, and potential benefits to us of, the transaction; and
•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in OPAY's best interests.  The Committee may impose any conditions on the related person transaction that it deems appropriate.
Transactions not covered by Related Person Transaction Policy
Our Board has determined that specific types of interests and transactions identified in the policy do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of the policy, including:
•
interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with the Company and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the Company receiving payment under the transaction;

•	a transaction that is specifically contemplated by provisions of our charter or bylaws; and
•	transactions that do not constitute related person transactions pursuant to the instructions to the SEC's related person transaction disclosure rule.
There were no relationships or transactions which required approval under our related person transaction policy in fiscal year 2012.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
During fiscal year 2012, the Board held 10 meetings.  Each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings of the board of directors (held during the period for which he or she has been a director) and the total number of meetings held by all committees of the board on which he or she served (during the periods that he or she served).   Directors may attend the annual meeting of shareholders, but are not obligated to do so.  One of the directors attended last year's annual meeting.  Committee members and a summary of key committee functions are as follows:
Audit Committee
Number of Members: 4 Members: James C. Hale (Chair from March 2012) Philip G. Heasley (Chair through March 2012) Zachary F. Sadek Katherine A. Schipper Number of Meetings in Fiscal 2012: 6
Functions:
Selects the independent registered public accounting firm to audit OPAY's books and records, subject to stockholder ratification, and determines the compensation of the independent registered public accounting firm.

At least annually, reviews a report by the independent registered public accounting firm describing: internal quality control procedures, any issues raised by an internal or peer quality control review, and any investigations by regulatory authorities.

Consults with the independent registered public accounting firm, reviews and approves the scope of their audit, and reviews independence and performance. Also reviews any proposed engagement between OPAY and the independent registered public accounting firm and approves in advance any such engagement, if appropriate.

Reviews internal controls, accounting practices, and financial reporting, including the results of the annual audit and the review of the interim financial statements, with management and the independent registered public accounting firm.

Oversees financial exposure risk and risk assessment guidelines, receives and reviews reports on risk from other committees, and reports to the Board of Directors on risk exposures.

Coordinates the Board's oversight of internal control over financial reporting, disclosure controls and procedures, and code of ethics for chief executive officer, chief financial officer, and chief accounting officer.

Discusses earnings releases and guidance provided to the public.

As appropriate, obtains advice and assistance from outside legal, accounting, or other advisors.

Prepares a report of the Audit Committee to be included in our proxy statement.

Assesses annually the adequacy of the Audit Committee Charter.

Compensation Committee
Number of Members: 4 Members: Zachary Sadek (Chair) Morgan P. Guenther James C. Hale Philip G. Heasley Number of Meetings in Fiscal 2012: 8
Functions:
Determines the compensation of our Chief Executive Officer and our other executive officers.
Oversees evaluation of executive officer performance.
Oversees and advises the Board on the adoption of policies that govern our compensation programs.
Oversees the administration of our equity-based compensation and other benefit plans and approves grants of stock options and stock awards to our officers and employees.
As appropriate, engages an independent compensation consultant and other advisors.
Considers and reports to the Audit Committee and Board on risk management relating to compensation policies and practices.
Evaluates and makes recommendations to the Board concerning non-employee director compensation (to January 2012).

Governance and Nominating Committee
Number of Members: 4 Members: Morgan P. Guenther (Chair) Charles W. Berger Philip G. Heasley David A. Poe Number of Meetings in Fiscal 2012: 6
Functions:
Identify individuals qualified to become board members and recommend to the Board nominees for election as directors.
Evaluates and recommends, where appropriate, whether a member of the Board qualifies as independent within the laws, regulations and listing requirements, including the rules of Nasdaq.
Recommends the structure, responsibility, and composition of the committees of the Board of Directors.
Recommends guidelines and responsibilities relating to corporate governance for adoption by the Board.
Oversees risk management activities relating to corporate governance.
Reviews, approves, or ratifies related person transactions.
Evaluates the effectiveness of the Board and its committees.
As appropriate, engages outside legal and other advisors.
Evaluates and makes recommendations to the Board concerning non-employee director compensation (from January 2012).
Evaluates and make recommendations on succession planning related to the Chief Executive Officer.

Data Security and Operational Risk Committee
Number of Members: 3 Members: David A. Poe (Chair) Charles W. Berger Katherine A. Schipper Number of Meetings in Fiscal 2012: 5
Functions:
Oversees strategies, policies, frameworks, models, testing and procedures for identification, measurement, reporting and mitigation of material risks related to data security, payment processing platforms, and related operational systems and infrastructure.
Evaluates management's data security and operational plans and programs for compliance with applicable regulatory standards.
Review issues raised by Internal Audit related to risk management.
Oversees policies, procedures and qualifications for use of Company information assets, and outside processors and vendors.
Reviews insurance maintained by the Company to protect against data security and operational risks

Capital Planning Committee (to March 2012)
Number of Members: 3 Members: Philip G. Heasley (Chair) Morgan P. Guenther James C. Hale Number of Meetings in Fiscal 2012: 3	Functions: Evaluate the Company's current and potential sources and uses of capital and report to the Board. As appropriate, retains advisors to assist in the evaluation of capital sources and uses.
Capital Review Committee
(to March 2012) Number of Members: 3 Members: Katherine A. Schipper (Chair) Charles W. Berger David A. Poe Number of Meetings in Fiscal 2012: 0	Functions: Evaluate the appropriate level of capital for the Company's current business plans and report to the Board on its analysis.
The charters for the Audit Committee, Compensation Committee, and Governance and Nominating Committee are available for review on our website at http://www.OPAY.OfficialPayments.com.

REMOVAL OF DIRECTORS
Under Delaware law, when a corporation's board of directors is not classified, shareholders have the right to remove any director, or the entire board of directors.  Delaware law also provides that, where a corporation has cumulative voting for the election of directors, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors.  Under OPAY's certificate of incorporation, shareholders currently have the right to cumulate their votes for the election of directors, and OPAY's bylaws are consistent with this provision of Delaware law.
The following are two examples of how Delaware law and OPAY's certificate of incorporation and bylaws would be applied, if shareholders sought to remove one director, if OPAY had a seven-member Board, if 20,000,000 shares of stock were outstanding and entitled to vote in the election of directors at the time of the vote on the removal proposal, and if the holders of all 20,000,000 shares cast votes on the removal proposal:
•
If the holders of 17,499,999 shares voted in favor of the director's removal, and the holders of 2,500,001 shares voted against removal, then the director would not be removed.  The director would not be removed because the total number of possible votes that could be cast in the election of a seven-member Board would be 140,000,000, with the top seven vote recipients being elected to the Board, meaning that 17,500,001 would be the threshold number of votes necessary to secure a seat on the Board at an election of the entire Board (and, therefore, to defeat a proposal to remove a director).  Since the holders of 2,500,001 shares would be entitled to cast 17,500,007 votes, the director would remain on the Board.

•
If the holders of 17,500,000 shares voted in favor of the director's removal, and the holders of 2,500,000 shares voted against removal, then the director would be removed.  The director would be removed because the holders of 2,500,000 shares would be entitled to cast 17,500,000 votes, falling one vote short of the number of votes that would be required to secure a seat on the Board  at an election of the entire Board (and, therefore, to defeat a proposal to remove a director).

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on its review and discussions with management, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this annual report on Form 10-K as amended, and in the proxy statement for our 2013 annual meeting.

The foregoing report is given by the members of the Compensation Committee: Zachary F. Sadek (Chair); Morgan P. Guenther, James C. Hale, and Philip G. Heasley.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2012, the members of the Compensation Committee were Messrs. Guenther, Hale, Heasley, and Sadek, none of whom was a current or former officer or employee of OPAY and none of whom had any related person transaction involving OPAY during fiscal 2012.  No interlocking relationships exist between the Board of Directors or the Compensation Committee and the board of directors or the compensation committee of any other entity.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives

Compensation Philosophy

Our compensation philosophy for all our employees is to create an overall compensation package that (1) provides fair and competitive cash compensation and (2) aligns the interests of our executives with the interests of our shareholders, principally through performance-based incentives and long-term incentives.  This compensation philosophy is particularly true for our executive officers, as we rely on their leadership, management skills, and experience for OPAY's continued growth and development.  The compensation discussion and analysis that follows discusses the compensation of the executive officers listed in the Summary Compensation Table below, whom we refer to as our "named executive officers."  Our named executive officers for fiscal year 2012 consist of Alex P. Hart, our President and Chief Executive Officer; Jeffrey W. Hodges, our Chief Financial Officer; Sandip Mohapatra, our Chief Technology Officer; Atul Garg, our Senior Vice President, Corporate Development; Keith S. Omsberg, our Vice President, General Counsel and Corporate Secretary; and Keith S. Kendrick, who served as our Senior Vice President, Strategic Marketing, for a portion of fiscal year 2012.
Compensation Objectives

Our Compensation Committee establishes and reviews our overall executive compensation philosophy and objectives and oversees our executive compensation programs.  The primary goals of our compensation program are to:
•	attract, retain, and motivate talented employees;
•	support business strategies that promote sustained growth and development;
•	reward the achievement of business results through performance-based incentive programs; and
•	link executives' goals and interests with the interests of our shareholders by tying a portion of executive compensation to our stock.
We design our compensation strategy and packages for our executive officers to further these goals.
Performance

Our goal is to encourage and sustain high-quality performance by our executives.  To achieve this goal, we compensate our executives for their individual skills, talents, leadership qualities, and responsibilities, primarily through base salary.  To encourage our executives to meet and exceed current performance levels, enhance their skill levels, and maximize their contributions to our Company, we also provide performance-based cash and long-term incentive compensation.  Our management incentive program incentivizes both the achievement of Company-wide financial performance and specific, non-quantitative personal performance goals that contribute to the value of our Company.  The combination of guaranteed cash compensation in the form of base salary and the potential for additional performance-based compensation through our incentive compensation programs allows us to reward our executives for the value they add to our Company.
Alignment

To align the interests of our executives with those of our Company and our shareholders, we provide performance-based annual incentive and long-term incentive compensation.  Annual incentive compensation is based in part on OPAY's achieving specific goals or targets for the fiscal year.  When these goals or targets are not met, executives may not receive annual incentive compensation.  For example, in fiscal year 2011, the Company did not meet the threshold level of financial performance specified in our management incentive plan for that year, and none of our executive officers received a payment under that plan for that year.  By linking individual incentive compensation to OPAY's goals, we align the interests of our executives with those of our shareholders.
In addition, we provide long-term incentives to our executives through stock options, which further aligns the interests of our executives with our shareholders because both shareholders and executives benefit from OPAY's growth and the appreciation in the value of our stock.
Retention

We operate in a competitive work environment in which executives are presented with many opportunities outside of OPAY.  In fiscal year 2012 we had employment contracts with Messrs. Hart, Hodges, Mohapatra, Garg, Omsberg, and Kendrick.  These contracts are intended to provide stability within our organization and allow for sustained focus and effort to grow and develop the Company.
Consideration of Prior Shareholder Advisory Vote on Executive Compensation

At our 2012 annual meeting of shareholders, we provided our shareholders the opportunity to vote to approve, on a non-binding advisory basis, a resolution approving the compensation of our named executive officers.  At the 2012 annual meeting, our shareholders cast 12,918,262 votes in favor of that resolution and 131,786 votes, against.  The holders of 524,124 shares abstained.  Our Compensation Committee and Board value the opinions expressed by our shareholders, including in the non-binding advisory vote on executive compensation.  Our Compensation Committee took the results of the vote into account when determining that our fiscal year 2012 executive compensation policies should largely remain consistent with our policies in prior years and should continue to emphasize the performance, alignment, and retention objectives described above.  We did not take any compensation actions in fiscal year 2012 specifically in response to the executive compensation advisory vote.

Role of the Compensation Committee and Compensation Consultants

The Compensation Committee of the Board determines the compensation of the Company's executive officers.  The Committee is composed entirely of directors who are "independent" under applicable Nasdaq rules.  Among other functions, the Compensation Committee is responsible for reviewing and approving the compensation of our executive officers, overseeing the evaluation of executive officer performance, and overseeing our incentive compensation programs.  In this role, the Compensation Committee seeks to implement our compensation philosophy and objectives across our compensation programs.
In fulfilling its duties in fiscal year 2012, the Compensation Committee was assisted by Compensia, Inc., a consulting firm that specializes in providing executive compensation advisory services.  Compensia is the Board and Compensation Committee's independent compensation consultant.  Compensia was involved in all aspects of the design and implementation of our compensation programs for fiscal year 2012.  The Compensation Committee used Compensia to assist in the compilation, review, and interpretation of marketplace compensation information, counsel the Compensation Committee about competitive market practices with respect to compensation plan design and market trends, and perform analyses and provide compensation consulting advice on an as-needed basis, at the request of the Compensation Committee.  The Compensation Committee retained Compensia because of Compensia's independent viewpoint and its expertise, particularly with technology companies.  Compensia and its affiliates do not provide any services to the Company other than compensation advisory services provided to the Board and Compensation Committee.
The Compensation Committee determines the compensation of our chief executive officer without input from our CEO or any of our other executive officers.  The Committee considers the opinion of our CEO in setting the compensation of our other executive officers.

Implementing our Objectives
General
Our compensation programs in fiscal year 2012 were the result of careful deliberation and analysis by the Compensation Committee.  The Committee met 8 times during the fiscal year to consider executive compensation matters.  In performing its duties, the Committee consulted with its independent compensation consultant, Compensia.
In connection with a November 2011 meeting of the Compensation Committee, Compensia provided an analysis of the compensation of our executive officers.  Among other things, Compensia assessed the cash compensation of the Company's executive officers, the equity incentives made available to these officers, and the Company's performance.  At the Compensation Committee's request, Compensia provided market data on the compensation practices at public technology companies that Compensia deemed comparable to OPAY: Asta Funding, Inc.; Bottomline Technologies (de), Inc.; Cass Information Systems, Inc.; EasyLink Services International Corporation; Ebix, Inc.; Ellie Mae, Inc.; EPIQ Systems, Inc.; Higher One Holdings, Inc.; NIC Inc.; Online Resources Corporation; PRGX Global, Inc.; S1 Corporation; SciQuest, Inc.; SPS Commerce, Inc.; Synchronoss Technologies, Inc.; and VASCO Data Security International, Inc.  In advising the Committee, Compensia also drew on data from its proprietary market information database about compensation practices at technology companies with revenues between $50,000,000 and $200,000,000.
The compensation package for each of our executive officers consists of five main elements: base salary; annual incentive compensation; long-term incentives; perquisites and benefits; and severance and change of control provisions.
Alex P. Hart joined us as our President and Chief Executive Officer in August 2010.  Mr. Hart's compensation package was the subject of careful consideration by the Compensation Committee at the time of Mr. Hart's hiring and is set forth in his employment agreement and was discussed in the proxy statement for our 2011 annual meeting.  Based on information provided by Compensia in connection with Mr. Hart's hiring, the Compensation Committee believed Mr. Hart's base salary, annual incentive compensation, and long-term incentive compensation were at approximately the 50th percentile, relative to the comparable companies identified by Compensia.  The Compensation Committee re-evaluated Mr. Hart's compensation in fiscal year 2011 and fiscal year 2012.  Based in part on information provided by Compensia, the Compensation Committee did not adjust Mr. Hart's base salary in fiscal year 2011 or 2012 but did provide Mr. Hart with additional long-term incentive by awarding Mr. Hart options to purchase 100,000 shares of common stock in November 2011.  Our approach to Mr. Hart's compensation in fiscal year 2012 remained consistent with our approach to his compensation in fiscal year 2010 and fiscal year 2011, with these options providing additional long-term incentive.
The Compensation Committee also evaluated the compensation of our other named executive officers for fiscal year 2012.  As the Committee did when evaluating Mr. Hart's compensation package, the Committee considered market data (including market data provided by Compensia) in determining the compensation for Messrs. Hodges, Mohapatra, Garg, Omsberg, and Kendrick.
The Committee did not follow a specific allocation method or formula in evaluating the compensation of the Company's executive officers and in allocating between long-term and currently paid compensation and between cash and non-cash compensation, and members of the Committee relied on market analysis from Compensia, their own business experience and judgment, their own evaluations of Messrs. Hart, Hodges, Mohapatra, Garg, Omsberg, and Kendrick, and their own assessments of the Company.  Based on information provided by Compensia, the Compensation Committee believes that the total cash compensation (defined as the base salary and the bonus opportunity) for Mr. Hart, Mr. Hodges, Mr. Mohapatra, Mr. Garg, and Mr. Omsberg remained at approximately the 50th percentile, relative to the comparable companies for which Compensia provided data.

Base Salary
Base salary provides a predictable source of income and is a material component of the compensation of our named executive officers. Each officer's salary is intended to reflect his role and responsibility within the company, as well as the skills, experience, and leadership qualities he brings to his position.
In November 2011 the Compensation Committee determined that Mr. Mohapatra's base salary would be increased from $215,000 to $235,000 based in part on his increased responsibilities and market comparison information provided by Compensia. The Committee did not increase the base salary of any other of our named executive officers in fiscal year 2012.
The following table sets forth the base salaries of our named executive officers for fiscal years 2012, 2011, and 2010, presented at an annual rate:
	Base salary rate by fiscal year
	2012	2011	2010
Alex P. Hart President and Chief Executive Officer	$400,000	$400,000	$400,000
Jeffrey W. Hodges (1) Chief Financial Officer	275,000	275,000	—
Sandip Mohapatra (2) Chief Technology Officer	235,000	215,000	—
Atul Garg (3) Senior Vice President, Corporate Development	225,000	225,000	—
Keith Omsberg
Vice President, General Counsel and Corporate Secretary	220,000	220,000	190,000
Keith S. Kendrick Senior Vice President, Strategic Marketing	265,000	265,000	265,000

(1)Mr. Hodges joined OPAY in June 2011.
(2)Mr. Mohapatra joined OPAY in December 2010.
(3)Mr. Garg joined OPAY in November 2010.

The Compensation Committee expects to continue to review the salaries of the company's executive officers at least annually and will evaluate adjustments based upon OPAY's performance and financial position, individual performance, market survey data, and general economic conditions, among other factors.
Annual Incentive Compensation

General

Our annual incentive compensation plan is designed to:
•	align the management team's financial interests with those of our shareholders;
•	support a performance-oriented environment that rewards OPAY's overall results;
•	attract, motivate, and retain key management critical to OPAY's success; and
•	align compensation with OPAY's business strategy, values, and management initiatives.
Annual incentives are used in particular to reward performance against defined financial metrics established as part of the Company's annual budgeting and strategic planning process, such that our executive officers and other key contributors are recognized for specific and measurable Company performance and incentivized to achieve performance targets on an annual basis.  As noted above, in fiscal year 2011, the Company did not meet the threshold level of financial performance specified in our annual incentive plan for that year, and none of our executive officers received a payment under the plan for that year.  In fiscal year 2012, the Company exceeded the "stretch" level of financial performance specified in our annual incentive plan, and all of our named executive officers received payments under the plan for that year.

Management Incentive Plan

For fiscal year 2012, we had one formal annual incentive compensation plan, our management incentive plan, or MIP.  In fiscal year 2012, all named executive officers were eligible to participate in the MIP.
Consistent with our overall compensation philosophy and objectives, the Compensation Committee designed the MIP so that payouts would be based on an executive's individual performance rating and on the achievement of performance goals.  The performance goals consisted of Company performance goals and one or more individual performance goals for each individual participating in the MIP.  The Committee approved the Company performance goals under the MIP in November 2011 and individual performance goals for each participant in the MIP in December 2011.  The Company performance metric was net income from continuing operations before interest expense net of interest income, income taxes, depreciation amortization and stock-based compensation in both equity and cash, and restructuring charges (subject to adjustments as may be determined by the Compensation Committee), which we refer to as Adjusted EBITDA.  The Compensation Committee believed that linking MIP payouts to Adjusted EBITDA was particularly appropriate for the Company because management uses Adjusted EBITDA as a primary measure to evaluate our business.  Management also uses Adjusted EBITDA to evaluate our performance against peer companies within the electronic payments industry.  Our management incentive plan is intended to be "self-funding" in that the level of adjusted EBITDA must be achieved after deducting the full amounts of the proposed MIP payouts.
The Company performance goals for fiscal year 2012 were as follows:
Adjusted EBITDA Performance Metric
Threshold	Target	Stretch
$2,640,000	$3,300,000	$4,125,000
80% of Target	100% of Target	125% of Target

These goals were approved by the Compensation Committee based upon OPAY's strategic plan and budget process.  Under the plan approved by the Compensation Committee in November 2011, no executive officer would receive payment under the MIP for meeting his or her individual performance goals unless the Company met or exceeded its threshold performance goal, $2,640,000 of Adjusted EBITDA in fiscal year 2012.
The Committee also specified individual performance goals for each of Company's executive officers.  The individual performance goals were strategic goals based on each executive officer's area of responsibility.  Mr. Hart's individual performance goals were:
•	Generate $3 million in Adjusted EBITDA in fiscal year 2012
•	Develop a deeper understanding of the business (develop and utilize the key metrics for each payment type and each vertical market by end of fiscal year 2012)
•	Increase the number of payments-oriented investment analysts covering the Company from one to at least three by end of fiscal year 2012
•	Complete the Company's IT infrastructure project by end of fiscal year 2012
The individual goals for our named executive officers other than Mr. Hart focused on their leadership and accomplishments in their areas of responsibility within OPAY.  These individual goals are aligned with the overall Company objectives and the CEO's goals.

The relative weighting of Company goals and of individual goals varied by named executive officer under the MIP.  The following table illustrates the relative weighting of Company performance goals and individual performance goals for each of our named executive officers:

	Weighting of Goals
	Company performance	Individual performance
Alex P. Hart	80%	20%
Jeffrey W. Hodges	70%	30%
Sandip Mohapatra	70%	30%
Atul Garg	70%	30%
Keith Omsberg	70%	30%
Keith S. Kendrick	70%	30%

For Mr. Hart, Company performance goals were weighted relatively higher, because of his relatively greater responsibility for, and relatively greater ability to influence, the Company's financial performance.  For our other named executive officers, individual performance goals were weighted relatively higher, because of their lesser ability to influence Company performance and their relatively greater responsibility for, and relatively greater ability to influence, the discrete areas of Company operations that were the focus of their individual performance goals.
An executive officer's individual performance rating affected his payout under the MIP in at least two ways.  First, an executive was required to receive an individual performance rating of "meets expectations" or higher in order to receive any payment under the MIP.  Second, an executive's individual performance rating affected the payout in respect of his individual performance goals: if the officer received a rating of "meets expectations," he would receive a payout of 75% of any individual performance goal he satisfied; if the officer received a rating of "exceeds expectations," he would receive a payout of 100% of any individual performance goal he satisfied; and if the officer received a rating of "far exceeds expectations," he would receive a payout of 110% of any individual performance goal he satisfied – in each case assuming that the Company achieved its threshold level of financial performance, as discussed above.  The Compensation Committee determines the CEO's performance rating based on accomplishment of the CEO's goals and the Compensation Committee's evaluation of the overall performance of the CEO.  The Compensation Committee determines the other named executives' individual performance ratings, with input from the CEO.
The following table illustrates the payouts that our named executive officers would have received under the 2012 MIP in the circumstances specified in the notes to the columns of the table:
Fiscal Year 2012 MIP Payout Levels
Name	Threshold(1)	Target(2)	Maximum(3)	2012 MIP Payout
Alex P. Hart	$120,000	$300,000	$612,000	$570,000
Jeffrey W. Hodges	48,125	137,500	283,250	254,375
Sandip Mohapatra	41,125	117,500	242,050	235,000
Atul Garg	39,375	112,500	231,750	182,813
Keith S. Omsberg	38,500	110,000	226,600	206,800
Keith S. Kendrick	46,375	132,500	272,950	230,219

(1)
The "threshold" column specifies the payout an executive officer would have received, if the Company had achieved the "threshold" level of financial performance described above, the executive had achieved none of his individual performance goals, and the executive had received an individual performance rating of "meets expectations."

(2)
The "target" column specifies the payout an executive officer would have received, if the Company had achieved the "target" level of financial performance described above, the executive had achieved all of his individual performance goals, and the executive had received an individual performance rating of "exceeds expectations."

(3)
The "maximum" column specifies the payout an executive officer would have received, if the Company had achieved the "stretch" level of financial performance described above, the executive had achieved all of his individual performance goals, and the executive had received an individual performance rating of "far exceeds expectations."

During fiscal year 2012, the Company exceeded the "stretch" level of Adjusted EBITDA described above.  We discuss our Adjusted EBITDA for fiscal year 2012, and we reconcile Adjusted EBITDA to net income from continuing operations, on pages 14-16 of our annual report on Form 10-K for the fiscal year ended September 30, 2012.  In addition, each executive officer achieved some or all of his individual performance goals, and each executive officer received an individual performance rating of "meets expectations" or "exceeds expectations."  Accordingly, each of our named executive officers was eligible to receive a payout under the 2012 MIP.  The Company made payments under the 2012 MIP to each executive officer in cash in the first quarter of fiscal year 2013.
If performance targets for a fiscal year are not met, the Compensation Committee may still elect to pay bonus incentive compensation on a discretionary basis.  There is no limit on the Compensation Committee's discretion; however, for fiscal year 2012, the Compensation Committee did not exercise discretion to increase the bonus compensation payable to any executive officer.  The Compensation Committee exercises its discretion to pay bonus compensation where it determines that such a payment would increase shareholder welfare over the medium- and long-term.  In determining whether and how to exercise their discretion to pay incentive compensation, members of the Compensation Committee are subject to the same standards of fiduciary duty, good faith, and business judgment that govern the exercise of their other responsibilities as directors of OPAY.
Long-Term Incentive Compensation
General
Our long-term incentive plans are designed to promote many of the same purposes as our annual incentive compensation plans, including aligning employee and shareholder interests and attracting, motivating, and retaining our employees.  Long-term incentive plans, however, focus on the achievement of our business objectives and the measurement of performance over a longer time horizon and the retention of a successful and tenured employee team over time.
We provide long-term incentives through equity-based awards granted under our Amended and Restated 2004 Stock Incentive Plan, or the 2004 Plan.  From time to time, we may also grant equity awards outside of our established equity plans to new executives as an inducement material to their entering into employment with us, as permitted by Nasdaq rules.  These incentives are designed to motivate executives through equity ownership or compensation tied to stock appreciation.
As discussed in the proxy statement for our 2012 annual meeting, during fiscal year 2011, with the twin goals of providing long-term incentives to our employees and aligning the interests of our stockholders and employees, the Compensation Committee authorized grants of stock options to all employees.  The Committee determined that this was appropriate because it believed that a workforce in which all the employees held equity incentives would be more highly motivated to achieve the Company's business objectives and produce value for shareholders.
2004 Plan
In fiscal year 2012, the Compensation Committee continued the existing policy of granting stock options to new hire employees at the quarterly Compensation Committee meeting after their date of hire. The Compensation Committee believes that these grants operate as long-term incentives in part because they vest over time, in part because their value can increase over time if and as the price of the Company's common stock increases, and in part because they generally expire ten years from the date of grant.  The Compensation Committee believes that options align the interests of employees and stockholders because the value of the options increases as the price of the common stock increases.

In fiscal year 2012, the Compensation Committee authorized the grant of options to purchase 482,250 shares of common stock, including grants of options to each new employee, grants resulting from promotions, and grants to executive officers including a grant of options to purchase 100,000 shares to Mr. Hart, and grants of options to purchase 25,000 shares to each of Messrs. Hodges, Garg, Mohapatra, Omsberg, and Kendrick.  The Committee believes that the grants made were consistent with the objectives of attracting, retaining and motivating talented employees, supporting business strategies that promote growth, and aligning executive goals with the interests of our shareholders.  The Committee authorized these grants as part of its continuing assessment of the Company's executive compensation program, including the value of options granted in prior years and the limited retention incentive provided by those previously‑granted options.
The options granted under the 2004 Plan in fiscal year 2012 were granted with an exercise price equal to the closing market price of our common stock on the Nasdaq on the date of grant, and are generally exercisable for a period of ten years.  Generally, subject to acceleration in the circumstances described below, one quarter of the options subject to each grant vest on the first anniversary of the date of grant, and 1/48 of the options vest each month thereafter.  Options that are unvested upon an executive's termination are generally forfeited, unless otherwise provided in an option agreement or employment agreement.  We believe this encourages executive performance, tenure, and the promotion of the Company's sustained growth.  Our named executive officers may be entitled to accelerated vesting of their options under certain circumstances, including in the event of a change of control in accordance with their option agreements or under the Change in Control Equity Vesting Acceleration Plan adopted in November 2011.  See Potential Payments Upon Termination or Change in Control for additional information.
PSU Plan
For a portion of fiscal year 2012, long-term incentives were also available as performance stock units granted under our Executive Performance Stock Unit Plan.  In an effort to further align our executives' financial interests with those of our shareholders and promote stability in key executive positions, the Compensation Committee adopted the PSU Plan on December 4, 2008.  Under the PSU Plan, a maximum of 800,000 units were available for issuance as awards to eligible executives.  The units were to be awarded only upon the achievement and maintenance for a period of 60 days of specific share performance targets, or Share Price Performance Targets, that, for the initial participants in the PSU Plan, were $8.00, $9.50, $11.00, and $13.00 per share. For participants hired after December 4, 2008, the Committee had the authority to establish Share Price Performance Targets based on 25%, 50%, 75%, and 100% increases in the share price.
Any PSUs awarded would have vested on December 4, 2011, the third anniversary of the December 4, 2008 effective date.  Because we did not achieve the applicable Share Price Performance Targets under the PSU Plan, the PSUs expired un-awarded in December 2011.
Perquisites and Benefits
Our benefits programs include paid time off; medical, dental, and vision insurance; a 401(k) plan with a safe harbor matching contribution; group term life insurance; short term disability; long term disability; and a range of voluntary or elective benefits.  All of our full-time employees, including our named executive officers, are generally eligible to participate in these programs.  We provide these programs because we believe that some level of personal benefits is necessary as part of a competitive compensation arrangement for our employees.  We do not have an established executive benefits program or an executive perquisite program.
We provide commuting and relocation benefits to executive officers who do not reside near our headquarters when they join us.  We believe these perquisites benefit us and our shareholders by inducing individuals who do not live near our headquarters to join OPAY, and by ensuring that these executive officers are able to maintain a regular presence at our headquarters to meet their duties and responsibilities in full.  Following fiscal year 2011, we moved our corporate headquarters from Reston, Virginia to Norcross, Georgia. Pursuant to his employment agreement with us, we reimbursed Mr. Hart

$7,558 in fiscal 2012 for expenses for local transportation while he was located in Reston, Virginia and air and ground transportation, meals and lodging for travel by Mr. Hart to and from his home to our corporate headquarters in Reston.  See Summary Compensation Table below.  We believe these limited perquisites provided to Mr. Hart are important for retention of Mr. Hart as an employee and Chief Executive Officer.
Mr. Garg joined us early in fiscal year 2011.  At the time he joined us, Mr. Garg resided in the Oak Brook, Illinois area.  He received a relocation package modeled on Mr. Hart's relocation package:  Mr. Garg was eligible for relocation reimbursement not to exceed $50,000 to move his residence from Oak Brook to Reston, and during and up to the first 12 months of his employment with us, we agreed to reimburse him for all reasonable and documented expenses for housing, meals, and transportation while working at our Norcross headquarters and maintaining a residence more than 50 miles from Norcross.  During fiscal year 2011, we paid Mr. Garg $33,239 for such travel expenses.  Mr. Garg did not relocate to Norcross, and in his current employment agreement, we have agreed to provide Mr. Garg with commuting and relocation benefits – applicable to travel between Oak Brook and Norcross and to relocation to Norcross – similar to those that were available under his prior employment agreement.  During fiscal year 2012, we paid Mr. Garg $54,615 for such travel expenses.
We provided Mr. Kendrick with local transportation for travel while he was located at our corporate headquarters.  In addition, we reimbursed Mr. Kendrick for travel to and from his current residence to our corporate headquarters.  Travel reimbursement included airfare, ground transportation, parking, and meals.  Mr. Kendrick was provided home office equipment and a cellular phone to assist him in executing his responsibilities while he is absent from our headquarters.  In addition, under Mr. Kendrick's June 30, 2008 employment agreement, if Mr. Kendrick recognizes income for income tax purposes as a result of our payment of certain expenses, we were obligated to make a tax gross-up payment to Mr. Kendrick based upon the additional tax liability.  During fiscal year 2012, $68,788 in respect of his travel, and $55,667 in respect of his tax reimbursement was paid to Mr. Kendrick.  See Summary Compensation Table below.  OPAY's Compensation Committee has expressed the intent not to include a tax gross-up provision in any new employment contract, and we did not include a tax gross-up provision in our new agreements with Messrs. Hart, Hodges, Mohapatra, Garg, or Omsberg.
Clawbacks
We impose compensation recovery, or "clawback," provisions to certain of our compensation arrangements.  A clawback provision encourages compliance with applicable laws and corporate policies, including financial reporting requirements.
Our employment agreements with Messrs. Hart and Hodges provide that if the Compensation Committee, in its reasonable discretion, determines that Mr. Hart or Mr. Hodges, respectively, engaged in fraud or misconduct as a result of which or in connection with which OPAY is required to or decides to restate its financial statements, the Compensation Committee may, in its discretion, impose any or all of the following:
•
immediate expiration of any then-outstanding equity compensation, whether vested or not, if granted within the first 12 months after issuance or filing of any financial statement that is being restated (we refer to the 12-month period immediately following the issuance or filing of any financial statement that is being restated as the "Recovery Measurement Period");

•
as to any exercised portion of any stock options (to the extent, during the Recovery Measurement Period, the options are granted, vest, are exercised, or the purchased shares are sold), prompt payment to OPAY of any option gain, which is defined as the spread between the closing price on the date of exercise of the option and the exercise price paid by Mr. Hart or Mr. Hodges, respectively;

•	payment or transfer to OPAY of any stock gain, as defined in the employment agreement, from restricted stock, restricted stock units, or other similar forms of compensation; and/or

•	repayment of any bonuses paid during the Recovery Measurement Period.

In addition to the foregoing, following an accounting restatement due to material noncompliance with any financial reporting requirements under securities laws, Messrs. Hart and Hodges will be required to repay any incentive-based compensation (including any bonuses and equity compensation) paid during the three-year period preceding the date that OPAY is required to prepare the accounting restatement which bonuses or equity compensation were based on the erroneous data.  For purposes of this provision, the clawback is calculated as the excess amount paid on the basis of the restated results.
The Compensation Committee believes that these clawback provisions protect OPAY and its shareholders in the event of fraud, misconduct, or other material noncompliance with financial reporting requirements.
Severance and Change in Control Benefits
Pursuant to the employment agreements we have entered into with our executives, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of OPAY.  We believe these benefits help us compete for executive talent and reduce the distractions that might otherwise be caused by a possible change of control.
Our employment contracts with Messrs. Hart, Hodges, Mohapatra, Garg, and Omsberg all contain a "double trigger" structure for payments in connection with a change in control of OPAY.  Under a "double trigger" structure, in order to receive a change in control severance payment, both a change in control must occur, and the executive's employment must terminate due to a termination by OPAY or its successor without cause, or due to a resignation by the executive for good reason.  We believe that this "double trigger" structure maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs.
If Mr. Hart is terminated without cause or resigns for good reason within a year following a change of control, and subject to his delivery and non-revocation of a general release of claims in favor of OPAY, he will be entitled to the following:
•	cash severance equal to two times his annual base salary and target bonus paid in equal installments over a 24 month period;
•
if Mr. Hart elects to continue receiving group medical insurance under the COBRA continuation rules, payment by us of the same share of the premium we pay for active and similarly situated employees until the earlier of 12 months after his employment ends or the date his COBRA coverage expires; and

•	vesting of any outstanding equity awards with respect to any unvested portions that would have vested on or before the first anniversary of the date of his termination or resignation.
If Mr. Hodges is terminated without cause or resigns for good reason within a year following a change of control, and subject to his delivery and non-revocation of a general release of claims in favor of OPAY, he will be entitled to the following:
•	cash severance equal to 1.5 times his annual base salary and target bonus paid in equal installments over an 18 month period;
•
if Mr. Hodges elects to continue receiving group medical insurance under the COBRA continuation rules, payment by us of the same share of the premium we pay for active and similarly situated employees until the earlier of 18 months after his employment ends or the date his COBRA coverage expires; and

•	vesting of any outstanding unvested stock options.

If Mr. Hart or Mr. Hodges is terminated without cause or resigns for good reason in the absence of a change of control, and subject to his delivery and non-revocation of a general release in our favor, each will be entitled to the following:
•
cash severance equal to one times, in the case of Mr. Hart, and 12 months, in the case of Mr. Hodges, of his annual base salary, plus any annual discretionary bonus that has been awarded to him by the Board for the calendar year preceding the year in which his employment ends; and

•
if Mr. Hart or Mr. Hodges elects to continue receiving group medical insurance under the COBRA continuation rules, payment by us of the same share of the premium we pay for active and similarly situated employees until the earlier of 12 months after his employment ends or the date his COBRA coverage expires.

We have similar change of control and severance provisions in our contracts with Messrs. Garg, Mohapatra, and Omsberg.  See Potential Payments Upon Termination or Change in Control below.
In November 2011, the Board adopted a Change in Control Equity Vesting Acceleration Plan.  The Company's named executive officers are participants in the plan.  In adopting the plan, the Compensation Committee recognized that the possibility of a change of control of OPAY may result in the departure or distraction of management to the detriment of OPAY and its shareholders and wished to assure our executives a fair compensation arrangement so they could remain focused on the performance of OPAY during a change of control situation.
The plan provides for the immediate exercisability of a participant's outstanding options and the immediate vesting of a participant's unvested restricted shares and RSUs if both a change in control and a covered termination occur during the covered period.  Because both of these must occur, the plan is also a "double trigger" plan.  The plan defines "change in control" to include (i) the acquisition by an individual, entity, or group of beneficial ownership of OPAY's common stock if, after such acquisition, such person beneficially owns 50.01% or more of the then-outstanding shares of common stock of OPAY; (ii) the consummation of certain types of mergers, consolidations, reorganizations, recapitalizations, and share exchanges specified in the plan; (iii) a change in the composition of our Board of Directors that results in the continuing directors (as defined in the plan) no longer constituting a majority of the Board; and (iv) the liquidation or dissolution of OPAY.  The plan's definition of "change in control" is subject to the terms, conditions, and limitations, including the Board authority, specified in the plan, and the Board may, in certain circumstances, treat a change in control as not satisfying the foregoing definition.
If a participant is terminated for any reason other than cause, death, or disability, the termination is a covered termination under the plan.  In addition, if the participant has an individual employment agreement that permits him to resign for good reason and he resigns for good reason under his individual employment agreement, then, subject to the conditions and limitations specified in the plan, the resignation is a covered termination under the plan.  Acceleration under the plan is also subject to a release of claims against the Company.
The covered period under the plan is the period twelve months after a change in control. The Board may amend the plan, but no amendment can modify or diminish the rights to equity vesting acceleration of any options, restricted shares, or RSUs that are outstanding at the time of the amendment.  In the event an individual employment agreement provides for a benefit that is more favorable to that individual than the Change of Control Equity Acceleration Vesting Plan, the provision more favorable to the individual controls.  Going forward, the Compensation Committee believes that the Change in Control Equity Vesting Acceleration Plan provides a unified and structured approach to equity vesting in connection with a change in control.
We have provided more detailed information about our severance and change of control benefits, along with estimates of their value under various circumstances, under Potential Payments Upon Termination or Change of Control below.
Equity Ownership Guidelines
Members of OPAY's Board of Directors are required to hold shares of OPAY common stock with a value equal to three times the amount of the annual retainer paid to directors, calculated using the annual retainer in effect as of the later of March 31, 2009 and the date the director is elected to the Board.  Directors are required to achieve the guideline within three years of joining the Board, or, in the case of directors serving at March 31, 2009, within three years of that date. These guidelines may be waived, at the discretion of OPAY's Governance and Nominating Committee, if compliance would create severe hardship or prevent a director from complying with a court order.  Please see Director Compensation for additional information concerning director retainers.
OPAY currently does not have equity ownership guidelines for its executive officers.
Tax and Accounting Implications
Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows federal tax deductions for compensation in excess of $1.0 million paid, generally, to the Chief Executive Officer and the next three highly paid officers, other than the Chief Financial Officer.  Compensation that is "performance-based" within the meaning of the Code does not count toward the $1.0 million limit.  We believe it is in our best interest, to the extent practicable, to have executive compensation be fully deductible under the Code.  However, the Compensation Committee has full discretion to provide compensation that potentially may not be fully deductible.
Accounting for Share-Based Compensation
We value share-based compensation based on the grant date fair value using the Black-Scholes model for options and the Monte Carlo simulation option pricing model for RSUs and PSUs.  We recognize compensation expense over the vesting period of the option, RSU or PSU grants, which ranges from three to five years.  Additional information about the valuation of our options and RSUs can be found in Note 12—Share-Based Payment of our Annual Report on Form 10-K for fiscal year ended September 30, 2012.
EXECUTIVE COMPENSATION
This section provides certain tabular and narrative information regarding the compensation of our named executive officers, which for fiscal year 2012 consist of Alex P. Hart, our President and Chief Executive Officer; Jeffrey W. Hodges, our Chief Financial Officer; Sandip Mohapatra, our Chief Technology Officer; Atul Garg, our Senior Vice President, Corporate Development, Keith Omsberg, our Vice President, General Counsel and Corporate Secretary, and Keith S. Kendrick, who served as our Senior Vice President, Strategic Marketing through August 1, 2012.  For additional information regarding compensation of the named executive officers, see Compensation Discussion and Analysis beginning on page 28.
Summary Compensation Table
The following table sets forth information regarding compensation of our named executive officers during the fiscal years ended September 30, 2012, 2011, and 2010.  References to "years" in the tables in this section are to our fiscal years ended September 30, 2012, September 30, 2011, and September 30, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($) (4)	Total ($)
Alex P. Hart (5) President, Chief Executive Officer
	2012	$400,000	$—	$148,600	$570,000	$18,148	$1,136,748
	2011	400,000	—	—	—	52,272	452,272
	2010	38,462	100,000	830,560	—	6,319	975,341

Jeffrey W. Hodges (6) Chief Financial Officer	2012	275,000	—	37,115	254,375	10,478	576,968
	2011	74,038	75,000	488,650	—	2,572	640,260

Sandip Mohapatra (7) Chief Technology Officer	2012	230,385	—	37,115	235,000	8,653	511,153
	2011	158,702	—	420,064	—	6,115	584,881

Atul Garg (8) Senior Vice President, Corporate Development	2012	225,000	—	37,115	182,813	63,188	508,116
	2011	199,039	50,000	477,560	—	40,850	767,449

Keith S. Omsberg Vice President, General Counsel and Corporate Secretary	2012	220,000	—	37,115	206,800	8,358	472,273
	2011	208,346	—	166,200	—	7,789	382,335
	2010	190,000	—	—	—	7,239	197,239

Keith S. Kendrick(9) Senior Vice President, Strategic Marketing	2012	265,000	—	37,115	230,219	415,090	947,424
	2011	265,000	—	221,600	—	94,630	581,230
	2010	265,000	—	—	—	168,901	433,901

(1)	Reflects bonuses payable to Messrs. Hart, Hodges, and Garg pursuant to their employment agreements.
(2)	The amounts included in these columns reflect the aggregate grant date fair value of option awards granted to the named executive officers during each year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of these amounts are included in Note 12, Share-based Payment, to the audited consolidated financial statements included in our annual report on Form 10-K for fiscal year 2012.
These amounts represent the expected compensation cost to be recognized over the service period determined as of the grant date.  These amounts reflect our calculation of the value of these awards on the date of grant and do not necessarily correspond to the actual value that may ultimately be realized by the officer.  See the "Grants of Plan-Based Awards During Fiscal 2012" table for information regarding option awards to the named executive officers during fiscal 2012.
(3)	Reflects amounts payable pursuant to the 2012 Management Incentive Plan.
(4)	Consists of:
•	the aggregate incremental cost to OPAY of providing perquisites and other personal benefits;
•	Company matching contributions under 401(k) plans;
•	tax reimbursement payments relating to income tax liability incurred by the applicable executive as a result of the Company's payment for the perquisites described below;
•	the dollar value of insurance premiums paid by, or on behalf of, the Company during the covered fiscal year with respect to life insurance for the benefit of the named executive officers; and
•	severance related payments.

The following table summarizes the amounts shown in the "All Other Compensation" column:

Name	Year	Perquisites (a)	401	(k)	Tax reimbursement	Life Insurance	Severance	Total all other compensation
Alex P. Hart	2012	$7,558	$7,350		$—	$3,240	$—	$18,148
2011		38,775	10,581		—	2,916	—	52,272
2010		5,396	923		—	—	—	6,319

Jeffrey W. Hodges	2012	—	8,250		—	2,228	—	10,478
2011		—	1,904		—	668	—	2,572

Sandip Mohapatra	2012	—	6,911		—	1,742	—	8,653
2011		—	4,548		—	1,567	—	6,115

Atul Garg	2012	54,615	6,750		—	1,823	—	63,188
2011		33,239	5,971		—	1,640	—	40,850

Keith S. Omsberg	2012	—	6,600		—	1,758	—	8,358
2011		—	6,250		—	1,539	—	7,789
2010		—	5,700		—	1,539	—	7,239

Keith S. Kendrick	2012	68,788	7,350		55,667	2,147	281,138	415,090
2011		46,941	7,350		38,192	2,147	—	94,630
2010		102,834	7,044		56,876	2,147	—	168,901

(a)	See Perquisites and Benefits in Compensation Discussion and Analysis for a discussion of perquisites provided to executives. Perquisites include:
*	expenses for corporate apartments located near our corporate headquarters, located in Reston, Virginia in fiscal 2011 and in Norcross, Georgia, in fiscal year 2012, in each case including utilities;
*
for Messrs. Hart, Garg, and Kendrick, expenses for local transportation while the executive was located in Reston and air and ground transportation, meals and lodging for travel by the executive to and from his home to our corporate headquarters in Reston, and for Messrs. Garg and Kendrick, expenses for local transportation while the executive was located in Norcross and air and ground transportation, meals and lodging for travel by the executive to and from his home to our corporate headquarters in Norcross; and

*	legal consultation fees relating to negotiation and review of the executive's employment agreement.

The following table summarizes the amounts shown in the "Perquisites" column:
Name	Year	Corporate apartment*	Travel*	Legal consultation*	Total
Alex P. Hart	2012	$—	$7,558	$—	$7,558
2011		—	35,775	3,000	38,775
2010		—	5,396	—	5,396

Atul Garg	2012	14,070	40,545	—	54,615
2011		—	33,239	—	33,239

Keith S. Kendrick	2012	—	68,788	—	68,788
2011		19,281	27,660	—	46,941
2010		31,125	71,709	—	102,834

*Amounts reflect aggregate incremental cost to the Company, which is equal to the Company's out-of-pocket costs for these perquisites.

(5)	Mr. Hart joined the Company August 16, 2010.
(6)	Mr. Hodges joined the Company June 13, 2011.
(7)	Mr. Mohapatra joined the Company December 13, 2010.
(8)	Mr. Garg joined the Company November 1, 2010.
(9)	Mr. Kendrick's employment with the Company terminated on September 30, 2012.

Fiscal 2012 Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards made to the named executive officers during the fiscal year ended September 30, 2012:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)

Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Alex P. Hart
MIP		$120,000	$300,000	$612,000
2004 Plan Grant	11/30/11				100,000	$3.47	$148,460

Jeffrey W. Hodges
MIP		48,125	137,500	283,250
2004 Plan Grant	11/30/11				25,000	3.47	37,115

Sandip Mohapatra
MIP		41,125	117,500	242,050
2004 Plan Grant	11/30/11				25,000	3.47	37,115

Atul Garg
MIP		39,375	112,500	231,750
2004 Plan Grant	11/30/11				25,000	3.47	37,115

Keith Omsberg
MIP		38,500	110,000	226,600
2004 Plan Grant	11/30/11				25,000	3.47	37,115

Keith S. Kendrick
MIP		46,375	132,500	272,950
2004 Plan Grant	11/30/11				25,000	3.47	37,115

(1)	Figures shown represent possible payouts under our 2012 MIP. For additional information concerning performance metrics and payouts under our 2012 MIP, see Compensation Discussion and Analysis.
(2)
The "threshold" column specifies the payout an executive officer would have received under the 2012 MIP, if the Company had achieved the "threshold" level of financial performance described above, the executive had achieved none of his individual performance goals, and the executive had received an individual performance rating of "meets expectations."

(3)
The "target" column specifies the payout an executive officer would have received under the 2012 MIP, if the Company had achieved the "target" level of financial performance described above, the executive had achieved all of his individual performance goals, and the executive had received an individual performance rating of "exceeds expectations."

(4)
The "maximum" column specifies the payout an executive officer would have received under the 2012 MIP, if the Company had achieved the "stretch" level of financial performance described above, the executive had achieved all of his individual performance goals, and the executive had received an individual performance rating of "far exceeds expectations."

(5)
Represents the aggregate fair market value on date of grant, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.  Assumptions used in the calculation of these amounts are included in Note 12, Share-based Payment, to the audited consolidated financial statements included in our annual report on Form 10-K for fiscal year 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End
The following table sets forth for each named executive officer certain information about stock options held at the end of the fiscal year ended September 30, 2012:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)		Option Exercise Price ($)	Option Expiration Date

Alex P. Hart	208,333	191,667	(1)	$5.06	8/16/20
	—	100,000	(2)	3.47	11/29/21
	208,333	291,667

Jeffrey W. Hodges	78,125	171,875	(3)	4.67	6/12/21
	—	25,000	(4)	3.47	11/29/21
	78,125	196,875

Sandip Mohapatra	20,000	60,000	(5)	5.72	2/7/21
	33,333	66,667	(6)	5.22	5/9/21
	—	25,000	(7)	3.47	11/29/21
	53,333	151,667

Atul Garg	50,000	150,000	(8)	5.71	10/31/21
	—	25,000	(9)	3.47	11/29/21
	50,000	175,000

Keith S. Omsberg	3,000	—		7.81	11/30/13
	3,000	—		8.60	10/31/14
	10,000	—		7.05	9/12/16
	24,000	6,000	(10)	10.20	9/30/17
	16,000	4,000	(11)	9.25	12/9/17
	9,000	6,000	(12)	4.25	12/3/18
	25,000	50,000	(13)	5.22	5/9/21
	—	25,000	(14)	3.47	11/29/21
	90,000	91,000

Keith S. Kendrick	80,000	—		7.80	12/29/12
	30,000	—		4.73	12/29/12
	37,590	—		5.22	12/29/12
	147,590	—

(a)	Vesting schedules of the unexercisable option awards are set forth below. Vesting may be accelerated under certain circumstances described in Potential Payments upon Termination or Change of Control.

Name	Footnote reference	Vesting date	Number vesting
Alex P. Hart	(1)	8,333 shares per month from 10/16/12 through 8/16/14	191,667

	(2)	11/30/12	25,000
		2,083 shares per month from 12/30/12 through 11/30/16	75,000

Jeffrey W. Hodges	(3)	5,208 shares per month from 10/13/12 through 6/13/15	171,875

	(4)	11/30/12	6,250
		521 shares per month from 12/30/12 through 11/30/16	18,750

Sandip Mohapatra	(5)	2/08/13	20,000
		2/08/14	20,000
		2/08/15	20,000

	(6)	2,083 shares per month from 10/10/12 through 5/10/15	66,667

	(7)	11/30/12	6,250
		521 shares per month from 12/30/12 through 11/30/16	18,750

Atul Garg	(8)	11/01/12	50,000
		11/01/13	50,000
		11/01/14	50,000

	(9)	11/30/12	6,250
		521 shares per month from 12/30/12 through 11/30/16	18,750

Keith S. Omsberg	(10)	10/1/12	6,000
	(11)	12/10/12	4,000
	(12)	12/4/12	3,000
		12/4/13	3,000
	(13)	1,563 shares per month from 10/10/12 through 11/30/16	50,000
	(14)	11/30/12	6,250
		521 shares per month from 12/30/12 through 11/30/16	18,650

Potential Payments Upon Termination or Change of Control
This section provides information regarding payments and benefits to the named executive officers that would be triggered by termination of the officer's employment (including voluntary termination, involuntary termination, resignation for good reason and termination due to death or disability) or a change of control of OPAY.
Some key terms in our employment agreements with our named executive officers are "cause" and "good reason."  Summaries of these definitions, which are qualified by reference to the full definitions and related provisions in the employment agreements, are as follows:
Under the employment agreements in place with Messrs. Hart, Hodges, and Mohapatra at the end of fiscal 2012, cause is defined generally as the employee's:
•	fraud;
•	material misrepresentation;
•	theft or embezzlement of our assets;

•	conviction, or pleas of guilty or nolo contendere to any felony (or felony charge reduced to a misdemeanor), or, with respect to the employee's employment, certain misdemeanors;
•	material failure to follow OPAY's policies;
•	material breach of certain provisions of the agreement; and/or
•	continued failure to attempt in good faith to perform duties as reasonably assigned by the Board.
Under our employment agreements in place with Mr. Garg and Mr. Omsberg at the end of fiscal 2012, cause means a finding by OPAY of:
•	a conviction of the employee of, or a plea of guilty or nolo contendere by the named executive officer to, any felony;
•	an intentional violation by the employee of federal or state securities laws;
•	willful misconduct or gross negligence by the employee that has or is reasonably likely to have a material adverse effect on OPAY;
•	a failure of the employee to perform his reasonably assigned duties for OPAY that has or is reasonably likely to have a material adverse effect on OPAY;
•	a material violation by the employee of any material provision of our Business Code of Conduct or any other applicable policies in place;
•	a violation by the named executive officer of any provision of his Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement with us; or
•	fraud, embezzlement, theft or dishonesty by the employee against us.
Under the employment agreements with Messrs. Hart, Hodges, Mohapatra, and Garg at the end of fiscal 2012, good reason generally means, without the employee's prior written consent, a material diminution in his authority, duties or responsibilities (subject to certain exceptions), certain breaches by OPAY of any material provision of his employment agreement, or OPAY's requiring him to perform his principal services primarily in a geographic area more than 50 miles from our headquarters.
Under the employment agreement with Mr. Omsberg, good reason means, without the employee's prior written consent, the occurrence of any of the following:
•	any reduction in the employee's base salary;
•	any material diminution of the employee's duties, responsibilities, powers or authorities;
•	any relocation of his principal place of employment by more than fifty (50) miles or requirement that the employee relocate his principal place of resident by more than fifty (50) miles; or
•	a material breach by us of any material provision of the employment agreement.
Under our corporate policy, all employees, including our named executive officers, are entitled to payments for base salary and payout of any accrued personal time off, or PTO, accrued through the termination date, but not yet paid.
Potential Payments Due under our Employment Agreement with our Chief Executive Officer
On August 10, 2010, we entered into an employment agreement with our Chief Executive Officer, Alex P. Hart. Pursuant to the terms of this agreement, as amended on August 13, 2010, Mr. Hart is entitled to certain compensation and benefits upon termination of his employment and/or a change of control of OPAY, generally payable in equal installments in accordance with our standard payroll practices and provided, in the case of a termination without cause or a voluntary termination for good reason by Mr. Hart, that Mr. Hart delivers a general release of claims which must become irrevocable within 60 days of the date of the event. The following table describes the maximum potential payments that would have been due to Mr. Hart as of September 30, 2012, upon designated situations outlined in his employment agreement.
Benefits and payments upon termination	Voluntary termination(1)	Involuntary for cause termination(1)	Death or disability(2)	Involuntary not for cause termination(3)	Voluntary termination with good reason (3)	Change of control(4)
Salary	$10,577	$10,577	$10,577	$285,577	$285,577	$423,077
Bonus	—	—	—	—	—	206,250
Health benefits	—	—	—	16,138	16,138	24,339
Perquisites	—	—	—	—	—	—
Accrued PTO	25,770	25,770	25,770	25,770	25,770	25,770
Total Company obligation	36,347	36,347	36,347	327,485	327,485	679,436
Stock options (5)	20,313	20,313	20,313	20,313	20,313	101,500
Total benefit to employee	$56,660	$56,660	$56,660	$347,798	$347,798	$780,936

(1)	Amounts reflect maximum salary earned but not paid prior to date as of September 30, 2012 and personal time off accrued through September 30, 2012.
(2)	Amounts reflect maximum salary earned but not paid prior to date as of September 30, 2012, and personal time off accrued through September 30, 2012
(3)
Amounts reflect maximum salary earned but not paid prior to September 30, 2012, one year's base salary, twelve months' continuation of health benefits and personal time off accrued through September 30, 2012.

(4)
Amounts shown are payable in the event of a termination of Mr. Hart's employment by OPAY without cause, or a resignation by Mr. Hart for good reason, within one year after a change of control, and reflect maximum salary earned but not yet paid through September 30, 2012, two times the annual base salary and target non-equity incentive plan compensation, twelve months' continuation of health benefits and personal time off accrued through September 30, 2012.  In addition, Mr. Hart is entitled to immediate vesting of any options that would have vested on or before the first anniversary of the date of employment termination.

(5)
The amount represents the value of in-the-money options that would vest through September 30, 2012 at a closing price of $4.93 less the cost to the employee to exercise the options at their exercise price.

Potential Payments Due under our Employment Agreement with our Chief Financial Officer
On May 23, 2011, we entered into an employment agreement with our Chief Financial Officer, Jeffrey W. Hodges.  Pursuant to the terms of this agreement, Mr. Hodges is entitled to certain compensation and benefits upon termination of his employment and/or a change of control of OPAY, generally payable in equal installments in accordance with our standard payroll practices and provided, in the case of a termination without cause or a voluntary termination for good reason by Mr. Hodges, that Mr. Hodges delivers a separation agreement and general release of claims which must become irrevocable within 60 days (or such earlier date as the release provides) of the date of the event.  The following table describes the maximum potential payments that would have been due to Mr. Hodges as of September 30, 2012, upon designated situations outlined in his employment agreement.

Benefits and payments upon termination	Voluntary termination(1)	Involuntary for cause termination(1)	Death or disability(2)	Involuntary not for cause termination(3)	Voluntary termination with good reason (3)	Change of control(4)
Salary	$10,577	$10,577	$10,577	$285,577	$285,577	$423,077
Bonus	—	—	—	—	—	206,250
Health benefits	—	—	—	16,138	16,138	24,339
Perquisites	—	—	—	—	—	—
Accrued PTO	25,770	25,770	25,770	25,770	25,770	25,770
Total Company obligation	36,347	36,347	36,347	327,485	327,485	679,436
Stock options (5)	20,313	20,313	20,313	20,313	20,313	101,500
Total benefit to employee	$56,660	$56,660	$56,660	$347,798	$347,798	$780,936

(1)	Amounts reflect maximum salary earned but not paid through September 30, 2012 and personal time off accrued through September 30, 2012.
(2)	Amounts reflect maximum salary earned but not paid prior to date as of September 30, 2012 and personal time off accrued through September 30, 2012.
(3)
Amounts reflect maximum salary earned but not paid prior to September 30, 2012, one year's base salary, twelve months' continuation of health benefits and personal time off accrued through September 30, 2012.

(4)
Amounts shown are payable in the event of a termination of Mr. Hodges' employment by OPAY without cause, or a resignation by Mr. Hodges for good reason, within one year after a change of control, and reflect maximum salary earned but not paid through September 30, 2012, 1.5 times base salary and target bonus, immediate vesting of any stock options, eighteen months' continuation of health benefits and personal time off accrued through September 30, 2012.

(5)	The amount represents the value of vested, in-the-money options as of September 30, 2012 at a closing price of $4.93 less the cost to the employee to exercise the options at their exercise price.
Potential Payments Due under our Employment Agreement with our Chief Technology Officer
On May 26, 2011, we entered into an employment agreement with our Chief Technology Officer, Sandip Mohapatra, which replaced our prior agreement with Mr. Mohapatra.  Pursuant to the terms of the May 26, 2011 agreement, Mr. Mohapatra is entitled to certain compensation and benefits upon termination of his employment and/or a change of control of OPAY, generally payable in equal installments in accordance with our standard payroll practices and provided, in the case of a termination without cause or a voluntary termination for good reason by Mr. Mohapatra, that Mr. Mohapatra delivers a separation agreement and general release of claims which must become irrevocable within 60 days (or such earlier date as the release provides) of the date of the event.  The following table describes the maximum potential payments that would have been due to Mr. Mohapatra as of September 30, 2012, upon designated situations outlined in his employment agreement.
Benefits and payments upon termination	Voluntary termination(1)	Involuntary for cause termination(1)	Death or disability(2)	Involuntary not for cause termination(3)	Voluntary termination with good reason (3)	Change of control(4)
Salary	$9,038	$9,038	$9,038	$126,538	$126,538	$244,038
Bonus	—	—	—	—	—	—
Health benefits	—	—	—	7,936	7,936	16,138
Perquisites	—	—	—	—	—	—
Accrued PTO	27,115	27,115	27,115	27,115	27,115	27,115
Total Company obligation	36,153	36,153	36,153	161,589	161,589	287,291
Stock options (5)	—	—	—	—	—	36,500
Total benefit to employee	$36,153	$36,153	$36,153	$161,589	$161,589	$323,791

(1)	Amounts reflect maximum salary earned but not paid through September 30, 2012 and personal time off accrued through September 30, 2012.

(2)	Amounts reflect maximum salary earned but not paid prior to date as of September 30, 2012 and personal time off accrued through September 30, 2012.
(3)
Amounts reflect maximum salary earned but not paid prior to September 30, 2012, six months base salary, six months' continuation of health benefits and personal time off accrued through September 30, 2012.

(4)
Amounts shown are payable in the event of a termination of Mr. Mohapatra's employment by OPAY without cause, or a resignation by Mr. Mohapatra for good reason, within one year after a change of control, and reflect maximum salary earned but not paid through September 30, 2012, one times annual base salary, immediate vesting of any stock options that would have vested within the next twelve months, twelve months' continuation of health benefits and personal time off accrued through September 30, 2012.

(5)	The amount represents the value of vested, in-the-money options as of September 30, 2012 at a closing price of $4.93 less the cost to the employee to exercise the options at their exercise price.
Potential Payments Due under our Employment Agreement with our Senior Vice President, Corporate Development
On October 19, 2010, we entered into an employment agreement with our Senior Vice President, Corporate Development, Atul Garg.  Pursuant to the terms of this agreement, as amended on December 20, 2011, Mr. Garg is entitled to certain compensation and benefits, payable in a lump sum (with the exception of health benefits, which would be reimbursed monthly) within 30 days of the applicable event (or such later date as is required for compliance with tax laws governing deferred compensation) and provided in the case of a termination other than for death, disability, or cause or a voluntary termination by Mr. Garg, Mr. Garg signs a separation agreement and release.  The following table describes the maximum potential payments that would have been due to Mr. Garg as of September 30, 2012, upon designated situations outlined in his employment agreement.
Benefits and payments upon termination	Voluntary termination (1)	Involuntary for cause termination (1)	Death or disability (2)	Involuntary not for cause termination (3)	Voluntary termination with good reason (3)	Change of control (4)
Salary	$8,654	$8,654	$121,154	$121,154	$121,154	$233,654
Bonus	—	—	—	—	—	—
Health benefits	—	—	7,936	7,936	7,936	16,138
Perquisites	—	—	—	—	—	—
Accrued PTO	24,014	24,014	24,014	24,014	24,014	24,014
Total Company obligation	32,668	32,668	153,104	153,104	153,104	273,806
Stock options(5)	—	—	—	—	—	36,500
Total benefit to employee	$32,668	$32,668	$153,104	$153,104	$153,104	$310,306

(1)	Amounts reflect maximum salary earned but not paid through September 30, 2012 and personal time off accrued through September 30, 2012.
(2)	Amounts reflect maximum salary earned but not paid prior to date as of September 30, 2012, six months' continuation of health benefits, and personal time off accrued through September 30, 2012.
(3)
Amounts reflect maximum salary earned but not paid prior to September 30, 2012, one-half times annual base salary, six months' continuation of health benefits and personal time off accrued through September 30, 2012.

(4)
Amounts shown are payable in the event of a termination of Mr. Garg's employment by OPAY without cause, or a resignation by Mr. Garg for good reason, within one year after a change of control, and reflect maximum salary earned but not paid through September 30, 2012, one times base salary, immediate vesting of any stock options that would have vested within the next twelve months, twelve months' continuation of health benefits and personal time off accrued through September 30, 2012.

(5)	The amount represents the value of vested, in-the-money options as of September 30, 2012 at a closing price of $4.93 less the cost to the employee to exercise the options at their exercise price.
On December 12, 2012, we entered into a letter agreement with Mr. Garg, our Senior Vice President, Corporate Development.  The letter agreement amended Mr. Garg's employment agreement dated December 21, 2011.  Pursuant to the letter agreement, Mr. Garg's termination benefits were increased so that, if the Company terminates Mr. Garg without cause following a change in control of the Company, the Company will be required to pay COBRA premiums for Mr. Garg and any covered beneficiary eligible for COBRA during the twelve months following Mr. Garg's termination, unless the

Company's providing payments for COBRA will violate the nondiscrimination requirements of applicable law.

Potential Payments Due under our Employment Agreement with our Vice President, General Counsel and Corporate Secretary
On January 9, 2008 we entered into an employment agreement with our Vice President, General Counsel and Corporate Secretary, Keith Omsberg.  Pursuant to the terms of this agreement as amended November 3, 2010 and May 4, 2012, Mr. Omsberg is entitled to certain compensation and benefits, payable in a lump sum (with the exception of health benefits, which would be reimbursed monthly) within 30 days of the applicable event (or such later date as is required for compliance with tax laws governing deferred compensation) and provided in the case of a termination other than for death, disability, or cause or a voluntary termination by Mr. Omsberg, Mr. Omsberg signs a separation agreement and release.  The following table describes the maximum potential payments that would have been due to Mr. Omsberg as of September 30, 2012, upon designated situations outlined in his employment agreement.
Benefits and payments upon termination	Voluntary termination (1)	Involuntary for cause termination (1)	Death or disability (2)	Involuntary not for cause termination (3)	Voluntary termination with good reason (3)	Change of control (4)
Salary	$8,462	$8,462	$228,462	$228,462	$228,462	$448,462
Bonus	—	—	—	—	—	137,867
Health benefits	—	—	16,138	16,138	16,138	24,339
Perquisites	—	—	—	—	—	—
Accrued PTO	24,699	24,699	24,699	24,699	24,699	24,699
Total Company obligation	33,161	33,161	269,299	269,299	269,299	635,367
Stock options	6,120	6,120	6,120	6,120	6,120	46,700
Total benefit to employee (5)	$39,281	$39,281	$275,419	$275,419	$275,419	$682,067

(1)	Amounts reflect maximum salary earned but not paid through September 30, 2012 and personal time off accrued through September 30, 2012.
(2)
Amounts reflect maximum salary earned but not paid prior to date as of September 30, 2012, one times annual base salary, twelve months' continuation of health benefits, and personal time off accrued through September 30, 2012.

(3)
Amounts reflect maximum salary earned but not paid prior to September 30, 2012, one times annual base salary, twelve months' continuation of health benefits and personal time off accrued through September 30, 2012.

(4)	Amounts shown are payable in the event of a termination of Mr. Omsberg's employment by OPAY without cause, or a resignation by Mr. Omsberg for good reason, within one year after a change of control, and reflect maximum salary earned but not paid through September 30, 2012, two times (a) base salary and (b) bonus equal to the average annual bonus paid to Mr. Omsberg (or for the most recent year, accrued for Mr. Omsberg) for the previous three years, immediate vesting of any stock options, eighteen months' continuation of health benefits and personal time off accrued through September 30, 2012.
(5)	The amount represents the value of vested, in-the-money options as of September 30, 2012 at a closing price of $4.93 less the cost to the employee to exercise the options at their exercise price.
Payments in connection with the termination of the employment of our former Senior Vice President, Strategic Marketing
On June 30, 2008, we entered into an employment agreement with Keith S. Kendrick.  Mr. Kendrick served as our Senior Vice President, Strategic Marketing, through August 1, 2012 and was an employee of the Company through September 30, 2012.  Pursuant to the terms of his employment agreement, Mr. Kendrick was entitled to certain compensation and benefits, payable in a lump sum (with the exception of health benefits, which would be reimbursed monthly) within 30 days of the applicable event (or such later date as was required for compliance with tax laws governing deferred compensation) and provided in the case of a termination other than for death, disability, or cause or a voluntary termination by Mr. Kendrick, Mr. Kendrick signed a separation agreement and release.
Pursuant to Mr. Kendrick's separation agreement with us, Mr. Kendrick's cessation of employment with the Company was characterized as a termination without cause.  In consideration for

Mr. Kendrick's execution of his separation agreement and a release of claims, the Company agreed to pay to Mr. Kendrick, on April 1, 2013, a lump-sum payment of $265,000, less applicable taxes and withholdings, which amount is equivalent to one times Mr. Kendrick's base salary rate upon his separation from the Company, and agreed to pay the premium for twelve months' continuation of health benefits for Mr. Kendrick and his covered dependents following his separation from the Company.
DIRECTOR COMPENSATION
The Governance and Nominating Committee of the Board determines the compensation of our non-employee Board members.  The committee is composed entirely of directors who are "independent" under applicable Nasdaq rules.  Compensation is generally reviewed annually, and more frequently when the Governance and Nominating Committee deems necessary In addition to the results of peer group studies, prior annual retainers and per-meeting fees are taken into account to determine overall compensation.
The following table describes the compensation program for our non-employee directors:
Pay component	Fiscal 2012
Board retainer (payable quarterly in arrears)	$20,000

Board member fee (per meeting)
In-person meeting	1,000
Telephonic meeting	500

Committee chair retainer (payable quarterly in arrears)
Audit committee	5,000
All other committees	2,500

Committee meeting fee (per meeting)
In-person meeting	1,000
Telephonic meeting	500

Lead director/ Chairman retainer (payable quarterly in arrears)	5,000

In addition, we reimburse our Board members for reasonable expenses, including travel related expenses, incurred to attend Board and/or committee meetings.
For fiscal year 2012, our Board members (other than Mr. Hart) were granted 9,000 restricted stock units in connection with the annual stockholder meeting.  These restricted stock units are payable in cash and vest in full one year from the date of grant, subject to full vesting in the event of a change of control.  The vesting and payout provisions of the restricted stock units under the circumstances described below are as follows:
•	Death and disability—Pro rata vesting through the date of death or disability; immediate payout
•	Voluntary resignation—Pro rata vesting through the date of resignation; payable at end of one-year vesting period
•	Termination for cause—Forfeit entire award
•	Change of control—100% vesting, payable on date of change of control
Mr. Hart, the only director who is also an employee of OPAY, receives no compensation for serving as a director.

Fiscal 2012 Director Compensation
For our fiscal year ended September 30, 2012, our directors were compensated in the manner described above.  The following table sets forth information regarding the compensation of our non-employee directors for the fiscal year ended September 30, 2012.
Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	Total ($)
Charles W. Berger	$32,500	$42,660	$75,160

Morgan P. Guenther (Chair of Governance and Nominating Committee)	42,000	42,660	84,660

James C. Hale (Co-Chair of the Audit Committee through February 2012; and Chair of the Audit Committee beginning March 2012)	39,000	42,660	81,660

Philip G. Heasley (Chairman of the Board ; Chair of the Compensation Committee through February 2012; and Chair of the Audit Committee through February 2012; Chair of the Capital Planning Committee through March 2012) (2)	53,750	42,660	96,410

David A. Poe (Chair of the Data Security Committee)	38,500	42,660	81,160

Zachary F. Sadek (Chair of the Compensation Committee beginning March 2012)	38,750	42,660	81,410

Katherine A. Schipper (Chair Capital Review Committee through March 2012) (3)	35,000	42,660	77,660

(1)
The amounts reflect the aggregate grant date fair value of restricted stock units awarded to each member elected to the Board of Directors at the 2012 annual meeting.  In accordance with ASC 718 the amount is calculated as shares awarded (9,000) multiplied by the closing price of OPAY common stock on April 13, 2012 (the date of award).

(2)	The Capital Planning Committee was dissolved in March 2012.
(3)	The Capital Review Committee was dissolved in March 2012.
The following table shows the aggregate number of stock awards and option awards outstanding at the end of fiscal year 2012 for each director:
Name	Stock Awards Outstanding	Options Outstanding
Charles W. Berger	9,000	65,000
Morgan P. Guenther	9,000	130,000
James C. Hale	9,000	—
Philip G. Heasley	9,000	10,002
David A. Poe	9,000	6,668
Zachary F. Sadek	9,000	—
Katherine A. Schipper	9,000	—

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee of the Board of Directors of Official Payments Holdings, Inc. has reviewed the Company's audited financial statements for the fiscal year ended September 30, 2012 and discussed them with the Company's management and with Ernst & Young, LLP, the Company's registered public accounting firm.
The Audit Committee has also received from, and discussed with, the Company's registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No.

61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the Company's registered public accounting firm their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2012.
By the Audit Committee of the Board of Directors of Official Payments Holdings, Inc.
James C. Hale (Chair)
Philip G. Heasley
Zachary F. Sadek
Katherine A. Schipper

PRINCIPAL ACCOUNTING FEES AND SERVICES
Selection of the Company's registered public accounting firm
The Audit Committee conducted a competitive process to select a firm to serve as the Company's independent registered public accounting firm for the fiscal year ended September 30, 2012.  The Audit Committee invited several firms to participate in this process, including McGladrey & Pullen LLP ("McGladrey"), the Company's independent registered public accounting firm for the fiscal years ended September 30, 2011 and September 30, 2010.  As a result of this process and following careful deliberation, on April 11, 2012, the Audit Committee approved the engagement of Ernst & Young LLP ("E&Y") as the Company's independent registered public accounting firm and dismissed McGladrey from that role.
McGladrey's audit reports on the Company's consolidated financial statements as of and for the fiscal years ended September 30, 2011 and September 30, 2010 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the fiscal years ended September 30, 2011 and 2010 and the subsequent interim period through April 11, 2012, there were (i) no disagreements between the Company and McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of McGladrey, would have caused McGladrey to make reference thereto in connection with McGladrey's reports on the consolidated financial statements for such years, and (ii) no "reportable events" as such term is defined in Item 304(a)(1)(v) of Regulation S-K.
In deciding to engage E&Y, the Audit Committee reviewed auditor independence and existing commercial relationships with E&Y, and concluded that E&Y has no commercial relationship with the Company that would impair its independence.  During the fiscal years ended September 30, 2011 and 2010 and the subsequent interim period through April 11, 2012, the Company did not consult with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company's financial statements, and E&Y did not provide either a written report or oral advice to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a "reportable event," as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Instruction 2 to Item 304 of Regulation S-K, the Company furnished McGladrey and E&Y a copy of the disclosures required by Item 304(a) of Regulation S-K prior to the time this proxy statement was filed with the SEC.  In the event that McGladrey or E&Y believed the disclosures were incorrect or incomplete, each was permitted to express its views in a brief statement to be included in this proxy statement.  Neither submitted such a statement.
Principal accounting firm's fees and services
The aggregate fees billed by McGladrey and E&Y to us for the fiscal years ended September 30, 2012 and 2011 are set forth in the table below.  McGladrey was our principal accountant for the fiscal year ended September 30, 2011 and for a portion of the fiscal year ended September 30, 2012, until April 11, 2012, when we dismissed McGladrey and engaged E&Y as our principal accountant.

	E&Y		McGladrey
In thousands	2012	2011	2012	2011
Audit Fees(1)	$393	$—	$43	$479
Audit Related Fees	—	—	—	—
Tax Fees	—	—	—	—
All Other Fees	—	—	—	—
Total	$393	$—	$43	$479
(1) Represents fees for the audit of our financial statements, review of our quarterly financial statements, audit of our internal controls, and advice on accounting matters directly related to the audit and audit services provided in connection with other statutory and regulatory filings.

The Audit Committee has a policy requiring that it approve the scope, extent, and associated fees of any audit services provided by our independent registered public accounting firm and that it pre-approve all non-audit related services performed by the independent registered public accounting firm.  For the fiscal year ended September 30, 2012, the Audit Committee pre-approved 100% of the services performed by McGladrey and E&Y and did not rely on the de minimis exception under Rule 2-01(c)(7)(i)(C) of Regulation S-X under the Exchange Act.

Representatives of Ernst & Young are expected to attend the annual meeting and will have the opportunity to make a statement and will available to respond to questions at the meeting.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
ADDITIONAL INFORMATION
Shareholder Proposals for our next Annual Meeting
If a shareholder intends to present a proposal for inclusion in the proxy statement for our next annual meeting, the shareholder must follow the procedures outlined in Rule 14a-8 under the Exchange Act.  Such proposals must be addressed to Official Payments Holdings, Inc., Attention:  Corporate Secretary, 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092, and received no later than  October 22, 2013.
Proposals not intended to be included in next year's proxy statement, but that are instead sought to be presented directly at the 2013 annual meeting, including nominations of director candidates, must be received by us at the above-mentioned address not prior to December 21, 2013 and not later than January 20, 2014 (but if we give less than 70 days advance notice or prior public disclosure of the date of such meeting, we must receive such proposals and director nominations by the close of business on the tenth day following the mailing of notice of the date of such annual meeting or public disclosure of the date of such annual meeting, whichever comes first) and must otherwise comply with the requirements of our bylaws.
If you and other residents at your mailing address own shares of our common stock in street name, your broker, bank or other nominee record holder may have notified you that your household will receive only one notice of Internet availability of proxy materials, annual report and proxy statement for each company in which you hold stock through that broker or bank.  Each shareholder will continue to receive a separate proxy card or voting instruction card.  If you would like to receive additional copies of the notice of Internet availability of proxy materials, annual report, and proxy statement, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank, or other nominee holder, or you may contact us by mail or phone at Official Payments Holdings, Inc., 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092, attention Corporate Secretary, (770) 325-3193.
A copy of the our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 is available without charge upon written request to Corporate Secretary, Official Payments Holdings, Inc., 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092.
By Order of the Board of Directors
Keith S. Omsberg
Corporate Secretary
February 19, 2013

ANNEX
Directions to the Annual Meeting
Hilton Atlanta Northeast
5993 Peachtree Industrial Blvd.
Norcross, GA 30092
770-447-4747

From Hartsfield-Jackson Atlanta International Airport, Downtown Atlanta and points from the south
•	Merge onto I-85 N toward Atlanta.
•	Continue on I-85 N through Atlanta merging onto I-285 W / GA-407 W via EXIT 95 toward Chattanooga / Birmingham. Stay to the right and follow for approximately 2.5 miles.
•	Merge onto GA-141 N (Peachtree Industrial Blvd.) at EXIT 31B toward Cumming / Dahlonega.
•	Continue for approximately 4.5 miles and bear right at fork to continue on Peachtree Industrial Blvd.
•	At 2nd traffic light, make a U-turn and the hotel will be on your right.

From Charlotte, NC and points from the north/northeast
•	Follow I-85 S into Georgia.
•	At EXIT 99, take ramp right and follow signs for GA-140 West
•	Turn right onto GA-140 (Jimmy Carter Blvd NW)
•	Continue for approximately 3.1 miles and turn right onto Peachtree Industrial Blvd.
•	At 2nd traffic light, make a U-turn and the hotel will be on your right.

From Chattanooga, TN and points from the north/northwest
•	Follow I-75 S into Georgia.
•	At Exit 259, take ramp right for I-285 E toward Augusta/Greenville.
•	Follow for approximately 11.5 miles and take EXIT 31B, turning onto GA-141 N (Peachtree Industrial Blvd.).
•	Continue for approximately 4.5 miles and bear right at fork to continue on Peachtree Industrial Blvd.
•	At 2nd traffic light, make a U-turn and the hotel will be on your right.

From points east of Atlanta
•	Follow I-20 W toward Atlanta.
•	Take I-285 N (Exit 67B) toward Greenville / Chattanooga for approximately 14.5 miles.
•	Merge onto GA-141 N via EXIT 31B toward Cumming / Dahlonega.
•	Continue for approximately 4.5 miles and bear right at fork to continue on Peachtree Industrial Blvd.
•	At 2nd traffic light, make a U-turn and the hotel will be on your right.

From points west of Atlanta
•	Merge onto I-20 E toward Atlanta (Crossing into Georgia)
•	Take I-285 N exit (EXIT 51B) toward Greenville / Chattanooga for approximately 20.5 miles.
•	Merge onto GA-141 N via EXIT 31B toward Cumming / Dahlonega.
•	Continue for approximately 4.5 miles and bear right at fork to continue on Peachtree Industrial Blvd.
•	At 2nd traffic light, make a U-turn and the hotel will be on your right.